                                                                     EXHIBIT 2.1


                               MERGER AGREEMENT

                               TABLE OF CONTENTS

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                                                                                              Page
                                                                                              ----
ARTICLE I INTERPRETATION......................................................................   1

         1.1      Definitions.................................................................   1
         1.2      Interpretation Not Affected by Headings, etc................................   7
         1.3      Currency....................................................................   8
         1.4      Number, etc.................................................................   8
         1.5      Date For Any Action.........................................................   8

ARTICLE II THE ARRANGEMENT....................................................................   8

         2.1      Implementation Steps by VERSUS..............................................   8
         2.2      Implementation Steps by EGI Parties.........................................   9
         2.3      Interim Order...............................................................   9
         2.4      The Arrangement.............................................................   9
         2.5      Tax Elections...............................................................  10
         2.6      Reorganization of VERSUS, VBSI and VBSUSI...................................  10
         2.7      VERSUS Information Circular.................................................  11
         2.8      Securities Compliance.......................................................  11
         2.9      Preparation of Filings......................................................  11
         2.10     Exchange Ratio..............................................................  12

ARTICLE III REPRESENTATIONS AND WARRANTIES....................................................  13

         3.1      Representations and Warranties of the VERSUS Parties........................  13
         3.2      Representations and Warranties of the EGI Parties...........................  30
         3.3      Survival....................................................................  34

ARTICLE IV REGULATORY APPROVALS...............................................................  34

         4.1      Applications................................................................  34
         4.2      Obtaining of Appropriate Regulatory Approvals...............................  34

ARTICLE V COVENANTS...........................................................................  34

         5.1      Retention of Goodwill.......................................................  34
         5.2      Material Commitments........................................................  35
         5.3      Conduct of Business of VERSUS...............................................  35
         5.4      Covenants Regarding Non-Solicitation........................................  38
         5.5      Notice by VERSUS of Superior Proposal Determination.........................  40

ARTICLE VI ADDITIONAL AGREEMENTS..............................................................  40

         6.1      Fairness Hearing; Registration Statement....................................  40
         6.2      Meeting of Shareholders.....................................................  41
         6.3      Access to Information.......................................................  41
         6.4      Confidentiality.............................................................  41
         6.5      Public Disclosure...........................................................  41
         6.6      Consents; Cooperation.......................................................  41
         6.7      Reasonable Best Efforts and Further Assurances..............................  42
         6.8      Securities and Blue Sky Laws................................................  42
         6.9      Listing of Additional Shares................................................  42
         6.10     Pooling Accounting..........................................................  42
         6.11     Affiliate Agreements........................................................  43

                                       i
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         6.12     Tax Treatment...............................................................  43
         6.13     VERSUS Options..............................................................  43
         6.14     Form S-8....................................................................  44
         6.15     Employees...................................................................  44
         6.16     Director and Officer Indemnification........................................  44
         6.17     Comfort Letters.............................................................  45
         6.18     Stockholder Litigation......................................................  45

ARTICLE VII CONDITIONS........................................................................  46

         7.1      Mutual Conditions Precedent.................................................  46
         7.2      Additional Conditions Precedent to the Obligations of the EGI Parties.......  47
         7.3      Additional Conditions Precedent to the Obligations of the VERSUS Parties....  48
         7.4      Satisfaction of Conditions..................................................  49

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER................................................  49

         8.1      Termination.................................................................  49
         8.2      Effect of Termination.......................................................  50
         8.3      Expenses and Termination Fees...............................................  50
         8.4      Amendment...................................................................  51
         8.5      Extension; Waiver...........................................................  51

ARTICLE IX GENERAL............................................................................  51

         9.1      Notices.....................................................................  51
         9.2      Entire Agreement; Nonassignability; Parties in Interest.....................  52
         9.3      Severability................................................................  52
         9.4      Remedies Cumulative.........................................................  53
         9.5      Binding Effect..............................................................  53
         9.6      Governing Laws..............................................................  53
         9.7      Counterparts................................................................  53

SCHEDULES

                  VERSUS Disclosure Schedule
                  EGI Disclosure Schedule
I                 Appropriate Regulatory Approvals
II                Persons Executing Shareholders Agreements
3.1(c)            VERSUS' Officers and Directors
3.1(k)            Real Property
3.1(l)            Intellectual Property
3.1(n)            Taxation Periods
3.1(o)(ii)        Plans
3.1(p)(vi)        Employees and Compensation
3.1(s)            Governmental Proceedings
3.1(t)(ii)        Requested Material Contracts
3.2(b)            EGI Stock Option Plans
6.11(a)           VERSUS Affiliates
6.11(b)           EGI Affiliates
6.13              VERSUS Options
6.15              Individuals Executing Management Continuity Agreements
6.19(a)           Non-Employee Service Providers and Compensation
6.19(b)           Governmental Permits
6.19(c)           Unregistered Intellectual Property
7.2(n)            Change of Control Agreements

                                                                     EXHIBIT 2.1

                               MERGER AGREEMENT

     MEMORANDUM OF AGREEMENT made as of the 14th day of June, 2000.

B E T W E E N :

                    E*TRADE GROUP, INC.,
                    a corporation existing under the laws of the State of Delaware
                    (hereinafter referred to as "EGI")
                    - and -
                    3045175 NOVA SCOTIA COMPANY,
                    a Nova Scotia unlimited liability company
                    (hereinafter referred to as "EGI Newco")
                    - and -
                    EGI CANADA CORPORATION
                    a corporation existing under the laws of Ontario and a wholly-owned subsidiary of EGI Newco
                    (hereinafter referred to as "ECC")
                    - and -
                    VERSUS TECHNOLOGIES INC.,
                    a corporation existing under the laws of Canada (hereinafter referred to as "VERSUS")
                    - and -
                    VERSUS BROKERAGE SERVICES INC.,
                    a corporation existing under the laws of Ontario and a wholly-owned subsidiary of VERSUS
                    (hereinafter referred to as "VBSI")
                    - and -
                    VERSUS BROKERAGE SERVICES (U.S.) INC.,
                    a corporation existing under the laws of Ontario and a wholly-owned subsidiary of VERSUS
                    (hereinafter referred to as "VBSUSI")
                    - and -
                    FAIRVEST SECURITIES CORPORATION,
                    a corporation existing under the laws of Canada and a wholly-owned subsidiary of VERSUS
                    (hereinafter referred to as "Fairvest")

     THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                                INTERPRETATION

1.1  Definitions

     In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

     "1933 Act" means the United States Securities Act of 1933, as now in effect and as it may be amended from time to time prior to the Effective Date;

     "1934 Act" means the United States Securities Exchange Act of 1934, as now in effect and as it may be amended from time to time prior to the Effective Date;

     "Acquisition Proposal" means any merger, amalgamation, take-over bid (as defined in the Securities Act), sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any material sale of shares or rights or interests therein or thereto or similar transactions involving VERSUS, VBSI or VBSUSI, or any offer or proposal or indication of interest to do so, excluding the Arrangement;

     "Adjustment Event" shall have the meaning ascribed thereto in Section 2.11(a).

     "Advisers" shall have the meaning ascribed thereto in Section 3.1(s)(iv).

     "Advisers Act" shall have the meaning ascribed thereto in Section
     3.1(s)(iv).

     "affiliate" has the meaning ascribed thereto in the CBCA;

     "Affiliate" means any person and/or entity deemed an affiliate of an entity within the meaning of Rule 144 of the Rules and Regulations of the SEC promulgated under the 1933 Act for purposes of Accounting Series, Releases 130 and 135, as amended, of the SEC.

     "Appropriate Regulatory Approvals" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out on Schedule I hereto;

     "Arrangement" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
     Section 8.4 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "Arrangement Resolution" means the special resolution of the holders of VERSUS Shares, VERSUS Options and Compensation Option, voting together as a single class, to approve the Arrangement;

     "Articles of Arrangement" means the articles of arrangement of VERSUS in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made;

     "associate" has the meaning ascribed thereto in the Securities Act;

     "Associated Rights" mean the rights in connection with VERSUS Shares pursuant to the VERSUS Rights Plan;

     "Assumed Option" has the meaning ascribed thereto in Section 2.4(d);

     "Business Day" means any day other than Saturday, Sunday or any day on which commercial banks located in either the State of California or Toronto, Canada are authorized or obligated to close;

     "Canadian Securities Regulators" has the meaning set forth in Section
     3.1(d);

     "Canadian Stock Exchanges" means the TSE, the Montreal Exchange and the Canadian Ventures Exchange;

     "CBCA" means the Canada Business Corporations Act as now in effect and as it may be amended from time to time prior to the Effective Date;

     "CIPF" means the Canadian Investor Protection Fund;

     "Circular" means the notice of the VERSUS Meeting and accompanying management proxy circular to be sent to holders of VERSUS Shares in connection with the VERSUS Meeting;

     "Code" means the United States Internal Revenue Code of 1986, as now in effect and as it may be amended from time to time prior to the Effective Date;

     "Collective Agreement" means any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any employees;

     "Compensation Options" mean the rights, expiring March 12, 2001, held by certain underwriters to purchase an aggregate of 156,950 VERSUS Shares at an exercise price of Cdn$11.50 per share;

     "Confidentiality Agreement" has the meaning ascribed thereto in Section
     6.4;

     "Confidential Information" has the meaning ascribed thereto in Section 3.1(l);

     "Court" means the Ontario Superior Court of Justice;

     "Depositary" means a Canadian trust company to be chosen by EGI and VERSUS, acting reasonably, to act, among other things, as depositary in respect of the exchange of certificates for VERSUS Shares for certificates evidencing Exchangeable Shares or EGI Common Shares, as the case may be;

     "Director" means the Director appointed pursuant to Section 260 of the CBCA;

     "Dissent Rights" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

     "Effective Date" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

     "Effective EGI Price" has the meaning ascribed thereto in Section 2.10(b);

     "Effective Time" has the meaning ascribed thereto in the Plan of Arrangement;

     "EGI Affiliate Agreement" means a letter, to be substantially in the form and content of Exhibit G annexed hereto, delivered to EGI by each signatory
                    ---------
     thereto;

     "EGI Common Shares" means the shares of common stock, par value $.01, of EGI;

     "EGI Disclosure Schedule" means that certain letter dated as of even date herewith and delivered by the EGI Parties to the VERSUS Parties, referring to the representations and warranties of the EGI Parties in this Agreement;

     "EGI Parties" means EGI, EGI Newco and ECC, collectively;

     "EGI Preferred Shares" means the shares of preferred stock, par value $.01, of EGI;

     "EGI Stock Option Plans" have the meaning ascribed thereto in Section
     3.2(b);

     "Election Deadline" means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the VERSUS Meeting;

     "Employment Legislation" has the meaning ascribed thereto in Section 3.1(p)(ii);

     "Environmental and Safety Laws" has the meaning ascribed thereto in Section 3.1(m);

     "Exchange Ratio" has the meaning ascribed thereto in Section 2.10;

     "Exchangeable Shares" means exchangeable shares in the capital of ECC, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

     "Facilities" has the meaning ascribed thereto in Section 3.1(m);

     "Final Order" means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

     "First Preferred Shares" means the preferred shares in the capital of VERSUS;

     "GAAP" means generally accepted accounting principles;

     "Governmental Entity" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing or (c) any quasi-governmental or private body or self-regulatory organization or instrumentality exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including the Canadian Securities Regulators, Canadian Stock Exchanges and IDA;

     "Governmental Permits" shall have the meaning ascribed thereto in Section 3.1(s)(i);

     "Hazardous Materials" shall have the meaning ascribed thereto in Section 3.1(m);

     "including" means including without limitation;

     "Interim Order" means the interim order of the Court in respect of the Arrangement, as contemplated by Section 2.3;

     "IDA" means the Investment Dealers Association of Canada;

     "Intellectual Property" has the meaning ascribed thereto in Section 3.1(l)(i);

     "ITA" means the Income Tax Act (Canada), as the same may be amended from time to time;

     "Laws" means all statutes, ordinances, rules, regulations, statutory rules, principles of law, common law, orders, published policies and guidelines, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

     "Letter of Transmittal and Election Form" means the letter of transmittal and election form for use by holders of VERSUS Shares, in the form accompanying the Circular;

     "Material Adverse Change", when used in connection with EGI or VERSUS, means any change, effect, event or occurrence that is, or could reasonably be expected to be, material and adverse in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations or prospects of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence relating to (i) the Canadian or United States' economy or securities markets in general, (ii) the North American securities brokerage, investment banking or financial services industry in general (including commodity prices) but not specifically relating to EGI or VERSUS or their respective subsidiaries, or (iii) any change in the trading price, in and of itself, of the VERSUS Shares or EGI Common Shares, respectively;

     "Material Adverse Effect", when used in connection with EGI or VERSUS, means any event, change, condition or effect that is, or could be reasonably expected to be, materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations or prospects of such person or entity and its subsidiaries, taken as a whole; provided, however, that in no event shall a decrease in such person's or entity's stock price in and of itself be considered a "Material Adverse Effect";

     "Material Contracts" shall have the meaning ascribed thereto in Section 3.1(t);

     "Material Securities Offense" means any action within the 36 months preceding the date of this Agreement that, when it occurred, constituted a material breach of the Securities Act or comparable Laws of any other province of Canada or any other jurisdiction in which VERSUS or any subsidiary thereof carries on business, or regulations thereunder;

     "NASD" means National Association of Securities Dealers, Inc.;

     "Nasdaq" means the National Stock Market's National Market;

     "Option Agreement, means that certain option, dated as of the date hereof, pursuant to which VERSUS has granted to EGI the right to acquire up to 1,927,859 VERSUS Shares under the circumstances set forth therein;

     "OSC" means the Ontario Securities Commission;

     "Person" includes any individual, firm, partnership, limited liability company, unlimited liability company, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

     "Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit A annexed hereto and any amendments or
                         ---------
     variations thereto made in accordance with Section 8.4 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

     "Pre-Effective Date Period" shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

     "Property" has the meaning ascribed thereto in Section 3.1(m);

     "Registrants" shall have the meaning ascribed thereto in Section
     3.1(s)(iii);

     "Registration Statement" has the meaning ascribed thereto in Section
     2.8(b);

     "Representatives" has the meaning ascribed thereto in Section 5.4(a);

     "Repurchase Options" have the meaning ascribed thereto in Section 6.13(b);

     "Retraction Call Right" has the meaning set forth in Section 6.1(c) of the provisions attaching to the Exchangeable Shares;

     "SEC" means the United States Securities and Exchange Commission;

     "Securities Act" means the Securities Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Date;

     "Shareholders Agreements" mean agreements to be made between EGI and certain shareholders of VERSUS listed on Schedule II hereto substantially
                                              -----------
     in the form and content of Exhibit D annexed hereto, to be executed and
                                ---------
     delivered as of the date hereof;

     "SIPC" means the Securities Industry Protection Corporation;

     "Special Voting Share" means the share of Special Voting Stock of EGI having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

     "SRO" means self-regulatory organization;

     "subsidiary" has the meaning ascribed thereto in the Securities Act;

     "Superior Proposal" has the meaning ascribed thereto in Section 5.4(a);

     "Support Agreement" means an agreement to be made between EGI, EGI Newco and ECC substantially in the form and content of Exhibit C annexed hereto,
                                                       ---------
     with such changes thereto as the parties hereto, acting reasonably, may agree;

     "Tax" and "Taxes" have the respective meanings ascribed thereto in Section 3.1(n);

     "Tax Returns" has the meaning ascribed thereto in Section 3.1(n);

     "Third Party Intellectual Property Rights" has the meaning ascribed thereto in Section 3.1(l)(i);

     "Transaction Agreements" shall mean this Agreement, the Voting and Exchange Agreement, the Support Agreement, the Shareholders Agreements, the Option Agreement, the VERSUS Affiliate Agreements and the EGI Affiliate Agreements;

     "Trigger Event" shall occur if any Person acquires securities representing twenty percent (20%) or more, or commences a take-over bid, tender or exchange offer, open market purchase program or other publicly announced initiative following the successful consummation of which the offeror and its affiliates would beneficially own securities representing twenty percent (20%) or more, of the votes attaching to all voting securities of VERSUS; provided that a Trigger Event shall also occur if a Person who, together with its affiliates and associates, at the date hereof beneficially owns (or as of June 9, 2000 beneficially owned) securities of VERSUS representing ten percent (10%) or more of the votes attaching to all voting securities of VERSUS shall acquire or control additional securities of VERSUS so as to beneficially own, together with its affiliates and associates, securities of VERSUS representing twelve percent (12%) or more of the votes attaching to all voting securities of VERSUS, unless the VERSUS Meeting is held, such Person together with its affiliates and associates vote all of their beneficially owned securities in favor of the Arrangement Resolution and have, as necessary, executed and delivered a VERSUS Affiliate Agreement;

     "Trustee" means a Canadian trust company to be chosen by EGI and VERSUS, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement;

     "TSE" means the Toronto Stock Exchange;

     "VERSUS Affiliate Agreement" means a letter, to be substantially in the form and content of Exhibit F annexed hereto, delivered to EGI by each
                         ---------
     signatory thereto;

     "VERSUS Balance Sheet" has the meaning ascribed thereto in Section 3.1(g);

     "VERSUS Balance Sheet Date" has the meaning ascribed thereto in Section 3.1(f);

     "VERSUS Disclosure Schedule" means that certain letter dated as of even date herewith and delivered by the VERSUS Parties to the EGI Parties, referring to the representations and warranties of the VERSUS Parties in this Agreement;

     "VERSUS Employee Plans" means all employee benefit plans, all loans to employees, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance, bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, other fringe or employee benefit plans that apply to senior management of VERSUS or any of its subsidiaries and that do not generally apply to all employees, and executive compensation or severance agreements for the benefit of, or relating to, any present or former employee, consultant, officer or director of VERSUS;

     "VERSUS Financial Statements" has the meaning ascribed thereto in Section 3.1(e);

     "VERSUS Meeting" means the special meeting of holders of VERSUS Shares, including any adjournment thereof, to be called to consider the Arrangement Resolution;

     "VERSUS Options" means the options to purchase VERSUS Shares granted under the VERSUS Stock Option Plans;

     "VERSUS Parties" means VERSUS, VBSI, VBSUSI and Fairvest, collectively;

     "VERSUS Public Documents" has the meaning ascribed thereto in Section
     3.1(d);

     "VERSUS Rights Plan" means the shareholder rights plan of VERSUS established pursuant to the shareholder rights plan agreement of January 11, 2000, as amended, between VERSUS and Montreal Trust Company of Canada, as rights agent;

     "VERSUS Shares" means the common shares in the capital of VERSUS;

     "VERSUS Stock Option Plans" means the VERSUS Employee Stock Option Plan and the Restated VERSUS Employee Stock Option Plan, as amended;

     "VERSUS Transfer Restrictions" mean the restrictions on transfer of equity securities of VERSUS in certain circumstances in order to comply with regulatory requirements which are described in Schedule 2 of VERSUS' Articles.

     "VERSUS Warrants" mean the issued and outstanding warrants to acquire VERSUS Shares;

     "Voting and Exchange Trust Agreement" means an agreement to be made between EGI, ECC and the Trustee substantially in the form and content of Exhibit B
                                                                       ---------
     annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree.

     "Year 2000 Problem" shall have the meaning ascribed thereto in Section 3.1(ee);

1.2  Interpretation Not Affected by Headings, etc.

     The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number and/or a letter refer to the specified

Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement (including the Exhibits hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

1.3  Currency

     Except as expressly set forth otherwise, all sums of money referred to in this Agreement are expressed in lawful money of the United States of America.

1.4  Number, etc.

     Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5  Date For Any Action

     In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6  Knowledge

     Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of a party, such knowledge shall be deemed to refer to the knowledge of the officers of such party after reasonable inquiry.

                                  ARTICLE II

                                THE ARRANGEMENT

2.1  Implementation Steps by VERSUS

     VERSUS shall as soon as reasonably practicable:

     (a) apply in a manner acceptable to EGI, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently pursue the obtaining of the Interim Order;

     (b) convene and hold the VERSUS Meeting for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the notice for such meeting and approved by EGI, acting reasonably, provided that VERSUS shall not be required to call the VERSUS Meeting to be held on a date which is any earlier than the Business Day immediately following the earliest date upon which VERSUS reasonably expects that all Appropriate Regulatory Approvals in respect of the Arrangement shall have been obtained;

     (c) subject to obtaining such shareholder approval as is required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

     (d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2  Implementation Steps by EGI Parties

     On the Effective Date and subject to the satisfaction or waiver of the conditions herein contained in favor of each such party:

     (a)  EGI, EGI Newco and ECC shall execute and deliver the Support
          Agreement;

     (b) EGI, ECC and the Trustee shall execute and deliver the Voting and Exchange Trust Agreement; and

     (c)  EGI shall issue to the Trustee the Special Voting Share.

2.3  Interim Order

     The notice of motion for the application referred to in Section 2.1(a) shall request that the Interim Order provide:

     (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the VERSUS Meeting and for the manner in which such notice is to be provided;

     (b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by holders of VERSUS Shares, holders of the VERSUS Options and holders of the Compensation Options, voting together as a single class, present in person or by proxy at the VERSUS Meeting;

     (c) that, in all other respects, the terms, restrictions and conditions of the bylaws and articles of VERSUS, including quorum requirements and all other matters, shall apply in respect of the VERSUS Meeting, provided that, if the record date for the VERSUS Meeting is on or
          --------
          before June 24, 2000, the Interim Order shall stipulate that the initial holders of VERSUS Shares issued upon exercise of the VERSUS Warrants after such record date shall be entitled to vote such VERSUS Shares on the Arrangement Resolution, and provided further that the
                                                    -------- -------
          Interim Order shall provide that VERSUS' board of directors shall be entitled, in the event that VERSUS and EGI, each acting reasonably, shall agree that all Appropriate Regulatory Approvals will not have been obtained prior to the then scheduled date of the VERSUS Meeting, to adjourn the VERSUS Meeting to the Business Day immediately following the earliest date upon which VERSUS and EGI reasonably agree that all Appropriate Regulatory Approvals in respect of the Arrangement are expected to be obtained; and

     (d)  for the grant of the Dissent Rights.

2.4  The Arrangement

     The Arrangement shall provide in substance that, and the parties covenant to take such steps as are necessary to ensure that, commencing at the Effective Time, the following shall occur and be deemed to occur in the following order and without any further act or formality:

     (a)  each outstanding VERSUS Share and the Associated Rights (other than
          (i) VERSUS Shares and Associated Rights held by a holder who has exercised Dissent Rights and is ultimately entitled to be paid the fair value of his VERSUS Shares, (ii) VERSUS Shares and Associated Rights held by ECC or any subsidiary or affiliate thereof, which shall not be exchanged under the Arrangement and shall remain outstanding, and (iii) VERSUS Shares and Associated Rights held by a holder that duly elects to receive EGI Common Shares) will be transferred by the holder thereof to ECC in exchange for that number of issued, fully paid and non-assessable Exchangeable Shares which is equal to the Exchange Ratio and ECC will become the registered and beneficial owner of the VERSUS Shares and Associated Rights exchanged as aforesaid;

     (b) each outstanding VERSUS Share and Associated Rights held by a holder of VERSUS Shares who so elects pursuant to the Letter of Transmittal and Election Form (other than (i) VERSUS Shares and Associated Rights held by a holder who has exercised Dissent Rights and (ii) VERSUS Shares and Associated Rights held by ECC or any subsidiary or affiliate thereof, which shall not be exchanged under the Arrangement and shall remain outstanding) will be transferred by the holder thereof to EGI Newco in exchange for that number of issued, fully paid and non-assessable EGI Common Shares which is equal to the Exchange Ratio and EGI Newco will become the registered and beneficial owner of the VERSUS Shares and Associated Rights exchanged as aforesaid;

     (c) in lieu of fractional Exchangeable Shares or fractional EGI Common Shares, each holder of VERSUS Shares who would otherwise be entitled to receive a fraction of an Exchangeable Share or of an EGI Common Share shall be paid an amount in cash equal to such holder's pro rata share of the net proceeds received from aggregating all such fractional interests and selling them in the open market;

     (d) each VERSUS Option outstanding at the Effective Time shall be assumed by EGI (an "Assumed Option") on the terms set forth in Section 6.13; and

     (e) each Compensation Option shall be assumed by ECC on the terms set forth herein and VERSUS shall cease to have any liability in respect thereof. Each such Compensation Option so assumed by ECC shall continue to have, and be subject to, the same terms and conditions as are set forth in the Compensation Option immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole Exchangeable Shares equal to the product of the number of VERSUS Shares that were issuable upon exercise of such Compensation Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of Exchangeable Shares, and (ii) the per share exercise price for the Exchangeable Shares issuable upon exercise of such assumed Compensation Option will be equal to the quotient determined by dividing the exercise price per share of VERSUS Shares at which such option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Within thirty
          (30) Business Days after the Effective Time, ECC will issue to each person who, immediately prior to the Effective Time was a holder of an outstanding Compensation Option a document evidencing the foregoing assumption of such option by ECC.

2.5  Tax Elections

     (a) Holders of VERSUS Shares shall be entitled to make an income tax election pursuant to subsection 85(1) or 85(2) of the ITA (or the analogous provisions of provincial income tax law) with respect to the transfer of their VERSUS Shares and Associated Rights to ECC by providing two signed copies of the necessary prescribed election forms to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of VERSUS Shares and Associated Rights transferred and the applicable agreed upon amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA (or applicable provincial income tax law), the form shall be signed by ECC and promptly returned to such holders of VERSUS Shares by ordinary mail for filing with the Canada Customs and Revenue Agency (or the applicable provincial taxing authority).

     (b) EGI and ECC shall ensure that ECC elects, pursuant to the ITA, to be deemed to be a "public corporation" as defined in subsection 89(1) of the ITA throughout its taxation year that includes the Effective Time.

2.6  Continuance of VBSI

     VERSUS will, on or prior to the Effective Date, cause VBSI to be continued as a corporation to which the CBCA applies in accordance with Section 181 of the Business Corporations Act (Ontario) and Section 187 of the CBCA.

2.7  VERSUS Information Circular

     As promptly as practicable after the execution and delivery of this Agreement, and in any event so as to permit the mailing thereof to securityholders of VERSUS not less than twenty-five (25) days prior the date of the VERSUS Meeting and to permit the insertion of the Circular, in substantially final form as is proposed to be sent to the Director, in the Registration Statement no later than June 27, 2000 (provided that neither EGI nor VERSUS takes responsibility for the timely effectiveness of the Registration Statement based on this date), and subject to obtaining all required information from EGI, VERSUS shall prepare the Circular together with any other documents required by the Securities Act or other applicable Laws in connection with the Arrangement (each of which shall be in form and content acceptable to EGI acting reasonably) and, subject to obtaining the Interim Order, VERSUS shall cause the Circular and other documentation required in connection with the VERSUS Meeting to be sent to each holder of VERSUS Shares, VERSUS Options and Compensation Options and filed as required by the Interim Order and applicable Laws.

2.8  Securities Compliance

     (a) EGI and VERSUS shall use all reasonable efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of (a) the Exchangeable Shares and EGI Common Shares issued pursuant to the Arrangement, (b) the EGI Common Shares issued upon exchange of the Exchangeable Shares from time to time, (c) the Assumed Options and the EGI Common Shares issued from time to time upon the exercise of the Assumed Options, and (d) securities issued on exercise of Compensation Options, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Canadian Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a "control person" of EGI or VERSUS for purposes of Canadian federal, provincial or territorial securities Laws).

     (b) EGI shall file with the SEC pursuant to the 1933 Act a registration statement on Form S-4 or on an appropriate form covering the public resale of the EGI Common Shares issued or issuable upon exchange of the Exchangeable Shares (the "Registration Statement") in accordance with Section 6.1.

2.9  Preparation of Filings

     (a)  EGI and VERSUS shall cooperate in:

          (i) the preparation of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by EGI or VERSUS to be necessary to discharge their respective obligations and those of their respective subsidiaries under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

          (ii) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including "blue sky laws") in connection with the issuance of the Exchangeable Shares and the EGI Common Shares in connection with the Arrangement, the Assumed Options, the exercise of the Assumed Options and the exercise of the Compensation Options; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications neither EGI nor VERSUS shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares and the EGI Common Shares; and

          (iii) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

     (b) Each of EGI and VERSUS shall furnish to the other all such information concerning it and its shareholders as may be required for the effectuation of the actions described in Sections 2.7, 2.8 and 6.1 and the foregoing provisions of this Section 2.9, and each covenants that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished or to be used.

     (c) EGI and VERSUS shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration statement described in Section 2.8 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, EGI and VERSUS shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required shall cause the same to be distributed to shareholders of EGI or VERSUS and/or filed with the relevant securities regulatory authorities.

     (d) VERSUS shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the EGI Parties). Without limiting the generality of the foregoing, VERSUS shall ensure that the Circular provides holders of VERSUS Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the VERSUS Meeting.

     (e) The Circular shall contain the unanimous (other than Steve Richards who, as a former representative of EGI, has abstained) recommendation of the Board of Directors of VERSUS that the VERSUS shareholders approve this Agreement and the Arrangement and the conclusion of the Board of Directors that the terms and conditions of the Arrangement are fair to, and in the best interests of, the shareholders of VERSUS; provided that no such recommendation need be included, and any such
          --------
          recommendation may be withdrawn if previously included, if a Superior Proposal has been made and VERSUS and VERSUS' Board of Directors withdraw or modify such recommendation in compliance with, and otherwise have complied in all respects with, Section 5.4. Notwithstanding anything to the contrary contained herein, VERSUS shall not include in the Circular any information with respect to EGI or its affiliates or associates, the form and content of which information shall not have been approved by EGI prior to such inclusion; provided that VERSUS shall not be in breach of this Section
                     --------
          or the corresponding portions of Section 2.7 and 6.1 if and to the extent that EGI fails to timely provide and approve for inclusion in the Circular information required to ensure that the Circular complies with the requirements of Section 2.9(d).

2.10  Exchange Ratio

     (a) The "Exchange Ratio", subject to adjustment in accordance with Section 2.11, shall equal the ratio of (x) a quotient, the numerator of which is One Hundred Seventy Three Million Nine Hundred Thousand dollars ($173,900,000) and the denominator of which is the Effective EGI

          Price and (y) the total number of VERSUS Shares issued and outstanding on a fully diluted basis at the Effective Time (after giving effect to the conversion, exchange or exercise, as the case may be, of all securities convertible into, or exercisable or exchangeable for, VERSUS Shares, including all unexpired and unexercised outstanding options, warrants or other rights (other than the Associated Rights to the extent that the Associated Rights have not become exercisable) to acquire VERSUS Shares assumed by the EGI Parties).

     (b) The "Effective EGI Price" shall equal the average of the closing prices of EGI Common Shares as quoted on Nasdaq for the ten (10) consecutive trading days ending on the third trading day prior to the Effective Date; provided that:

          (i) If the Effective EGI Price is equal to or greater than $22.80, then the Effective EGI Price shall be deemed to equal $22.80; and

          (ii) If the Effective EGI Price is equal to or less than $15.20, then the Effective EGI Price shall be deemed to equal $15.20.

2.11 Anti-Dilution Provisions

     (a) If, between the date of this Agreement and the Effective Time, the outstanding EGI Common Shares shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities and/or property of EGI or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an "Adjustment Event"), then the Exchange Ratio shall be appropriately adjusted so that each holder of VERSUS Shares shall be entitled to receive at the Effective Time, in lieu of the consideration in EGI Common Shares or Exchangeable Shares provided for in Section 2.4 hereof, either (i) Exchangeable Shares exchangeable for such number and kind of shares and/or other securities and/or property as such holder would have received on exchange of his Exchangeable Shares if the record date and payment date for such Adjustment Event had been immediately after the Effective Time or (ii) if such holder has duly elected to receive EGI Common Shares pursuant to a Letter of Transmittal and Election Form, such number and kind of shares and/or other securities and/or property as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Effective Time. For greater certainty, upon the occurrence of an Adjustment Event and without limiting other appropriate adjustment, appropriate corresponding adjustments shall be made to the dollar amounts specified in Sections 2.10(b)(i) and (ii) and Sections 8.1(g) and (h).

     (b) If the record date for such Adjustment Event shall be prior to the Effective Time but the payment date therefor shall be subsequent to the Effective Time, EGI shall take such action as shall be required so that on such payment date any former holder of VERSUS Shares who shall have received or become entitled to receive Exchangeable Shares or EGI Common Shares pursuant to the Arrangement shall be entitled to receive either Exchangeable Shares exchangeable for or, if such holder has duly elected to receive EGI Common Shares pursuant to a Letter of Transmittal and Election Form, such number of kind of shares and/or other securities and/or property as such holder would have received as a result of such event if the record date therefor had been immediately after the Effective Time.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the VERSUS Parties

     Except as set forth in the VERSUS Disclosure Schedule, which exceptions specifically identify the section, subsection or clause of this Agreement to which such exception relates, the VERSUS Parties jointly and severally represent and warrant to and in favor of the EGI Parties as follows and acknowledge that the EGI Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     (a) Organization, Standing and Power. Each of VERSUS and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of VERSUS and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it currently conducts business and in which the failure to be so qualified and in good standing would have a Material Adverse Effect on VERSUS. VERSUS has delivered or made available to EGI a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of VERSUS and each of its subsidiaries. Neither VERSUS nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended. VERSUS is the owner of all outstanding shares of capital stock or voting securities of each of its subsidiaries and all such shares and voting securities are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock and voting securities of each such subsidiary are owned by VERSUS free and clear of all liens, charges, claims or encumbrances or rights of others. Except as disclosed in the VERSUS Public Documents, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating VERSUS or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as disclosed in the VERSUS Public Documents, VERSUS does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, unlimited liability company, joint venture or other business association or entity.

     (b) Capitalization. The authorized capital stock of VERSUS consists of an unlimited number of VERSUS Shares, and an unlimited number of First Preferred Shares, of which there were issued and outstanding as of the close of business on June 9, 2000, 12,279,243 VERSUS Shares and no First Preferred Shares. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 9, 2000 other than (i) pursuant to the exercise of options outstanding as of such date under the VERSUS Stock Option Plans, (ii) 586,907 VERSUS Shares reserved for issuance pursuant to the VERSUS Warrants, (iii) 156,950 VERSUS Shares reserved for issuance pursuant to the Compensation Options, and (iv) share purchase rights issuable in connection with VERSUS Rights Plan. Each of the VERSUS Warrants expires on June 24, 2000, and may not be exercised thereafter. All outstanding VERSUS Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the articles, bylaws or other organizational documents, each as amended, of VERSUS or any agreement to which VERSUS is a party or by which it is bound other than the VERSUS Transfer Restrictions. As of the close of business on June 9, 2000, VERSUS has reserved an aggregate of 2,403,365 VERSUS Shares for issuance to employees, consultants and directors pursuant to the VERSUS Stock Option Plans, of which 52,000 shares have been issued pursuant to option exercises or direct stock purchases or awards, 1,662,500 shares are subject to outstanding, unexercised options, and no shares are subject to outstanding stock purchase rights. Since June 9, 2000, VERSUS has not issued or granted additional options under the VERSUS Stock Option Plans or otherwise. VERSUS has not issued or granted any stock appreciation rights or performance units under the VERSUS Stock Option Plans or otherwise. Except for the rights created pursuant to this Agreement, the VERSUS Stock Option Plans, the Compensation Options, the Option Agreement, the VERSUS Warrants, the VERSUS Transfer Restrictions and the VERSUS Rights Plan, there are no other options, warrants, calls, rights, commitments or agreements of any character to which VERSUS is a party or by which it is bound obligating VERSUS to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of VERSUS or obligating VERSUS to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for this Agreement, the Shareholders Agreements the VERSUS Transfer Restrictions and as provided by Section 6.11, there are no contracts, commitments or agreements relating to voting, purchase or sale of VERSUS' capital stock (i) between or among VERSUS and any of its shareholders and (ii) to VERSUS' knowledge, between or among any of VERSUS' shareholders. The terms of the VERSUS Stock Option Plans permit assumption of options to purchase VERSUS Shares as provided in this Agreement, without individual consent or approval of the holders of such securities. True and complete copies of the VERSUS Stock Option Plans, the form of the option agreements under the VERSUS Stock Option Plans and names of all current holders of VERSUS Options and the associated substantive terms of such VERSUS Options have been provided to EGI and neither the VERSUS Stock Option Plans nor such agreements or instruments have been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the forms provided to EGI. All outstanding VERSUS Shares and all VERSUS Options were issued in compliance with all applicable federal, state and provincial securities laws.

     (c) Authority and No Violation. Each of the VERSUS Parties has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. Neither VERSUS nor any of its subsidiaries is insolvent within the meaning of
          Section 192 of the CBCA The execution and delivery of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of the VERSUS Parties, as applicable, subject only to the approval of the Arrangement by VERSUS' shareholders as contemplated by Sections 2.1(b) and 6.2. The Board of Directors of VERSUS has (i) unanimously (other than Steve Richards who, as a former representative of EGI, has abstained) determined as of the date hereof that the Arrangement is fair to the holders of the VERSUS Shares and is in the best interests of VERSUS, (ii) received an opinion from BMO Nesbitt Burns, Inc. to the effect that, as of the date of this Agreement, the consideration offered to VERSUS shareholders pursuant to the Arrangement is fair from a financial point of view to the VERSUS shareholders, and (iii) determined as of the date hereof to unanimously (other than Steve Richards who, as a former representative of EGI, will abstain) recommend that the VERSUS shareholders vote in favor of the Arrangement. All of VERSUS' directors and senior officers as of the date hereof (such list being set forth on Schedule 3.1(c)
                                                              ---------------
          annexed hereto) have executed and delivered a Shareholders Agreement to vote any VERSUS Shares, VERSUS Options and Compensation Options held by them in favor of the Arrangement and will represent in the Circular that each of them intends to vote all VERSUS Shares, VERSUS Options and Compensation Options held by them in favor of the Arrangement. Each of this Agreement, the Support Agreement (as of the Effective Date), the Voting and Exchange Agreement (as of the Effective Date) and the Option Agreement has been duly executed and delivered by each of the VERSUS Parties which is a party to such agreement and constitutes the legal, valid and binding obligation of each of the VERSUS Parties which is a party to such agreement, enforceable against each of the VERSUS Parties which is a party to such agreement in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement, the Support Agreement (as of the Effective Date), the Voting and Exchange Agreement (as of the Effective Date) and the Option Agreement by the VERSUS Parties, as applicable, do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the certificate or articles of incorporation, bylaws, or other charter or organizational documents, each as amended, of any of the VERSUS Parties or any of their subsidiaries, or (ii) any material mortgage, material indenture, material lease, material contract or other material agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the VERSUS Parties or any of their subsidiaries or any of their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to any of the VERSUS Parties or any of their subsidiaries in connection with the execution and delivery of this Agreement or the other Transaction Agreements, the performance of the obligations of any of the VERSUS Parties hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Plan of Arrangement as provided in Section 2.1(a), (ii) any approvals required by (A) the Interim Order, (B) the Final Order,
          (C) filings with the Director under the CBCA and (D) the Appropriate Regulatory Approvals relating to any of the VERSUS Parties, (iii) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state or provincial securities laws or the securities laws of any foreign country in connection with the Arrangement, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on any of the VERSUS Parties and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement or any of the other Transaction Agreements. None of the VERSUS Parties is aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Arrangement or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in Section 4.2.

     (d) Public Documents. VERSUS has furnished or made available to EGI a true and complete copy of each statement, report, material change report, prospectus, definitive proxy circular, annual and interim reports to shareholders, annual information form, financial statements, and any other material filing filed with the OSC or other provincial securities regulators having jurisdiction (collectively, "Canadian Securities Regulators") by VERSUS since its initial filing relating to its initial public offering, and, prior to the Effective Time, VERSUS will have furnished EGI with true and complete copies of any additional material documents filed or required to be filed with Canadian Securities Regulators by VERSUS prior to the Effective Time (collectively, the "VERSUS Public Documents"). All material documents required to be filed with Canadian Securities Regulators have been filed. As of their respective filing dates, the VERSUS Public Documents complied in all material respects with the requirements applicable Laws and none of the VERSUS Public Documents contained any misrepresentation (as defined in the Securities Act) or contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed VERSUS Public Document. VERSUS has not filed any confidential material change report or other confidential report with any Canadian Securities Regulators or other Governmental Entity which at the date hereof remains confidential. Neither VERSUS nor any of its subsidiaries is required to file any statements, reports, proxies or other filings with the SEC pursuant to the 1934 Act.

     (e) Financial Statements. The audited consolidated financial statements for VERSUS and its subsidiaries, including the notes thereto, included in the VERSUS Public Documents (the "VERSUS Financial Statements"), and the audited Joint Regulatory Financial Questionnaires and Reports of VBSI, VBSUSI and Fairvest as at and for each of the 12-month periods ended September 30, 1999 and the unaudited consolidated financial statements for the six-month period ended March 31, 2000 and the Joint Regulatory Financial Questionnaires and Reports, if any were required, and other regulatory financial reports of VBSI, VBSUSI and Fairvest for the six-month period ended March 31, 2000 were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of applicable securities Laws with respect thereto as of their respective dates, and the VERSUS Financial Statements and the unaudited consolidated financial statements for the six-month period ended March 31, 2000 of

          VERSUS and its subsidiaries have been prepared in accordance with Canadian GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The VERSUS Financial Statements and the unaudited consolidated financial statements for the six-month period ended March 31, 2000 of VERSUS and its subsidiaries fairly present the consolidated financial condition and operating results of VERSUS and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments), and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of VERSUS, VBSI, VBSUSI, Fairvest and their respective subsidiaries on a consolidated basis.

     (f) Absence of Certain Changes. Since September 30, 1999 (the "VERSUS Balance Sheet Date"), each of the VERSUS and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on VERSUS; (ii) any acquisition, sale or transfer of any material asset of VERSUS or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by VERSUS or any revaluation by VERSUS of any of its or any of its subsidiaries' assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of VERSUS, or any direct or indirect redemption, purchase or other acquisition by VERSUS of any of its shares of capital stock; (v) any material contract entered into by VERSUS or any of its subsidiaries, other than in the ordinary course of business and as provided or made available to EGI, or any material amendment or termination of, or default under, any material contract to which VERSUS or any of its subsidiaries is a party or by which it is bound, other than in the ordinary course of business and as provided or made available to EGI; (vi) any amendment or change to the articles, bylaws or other organizational documents of VERSUS; (vii) any increase in or modification of the compensation or benefits, including bonus, pension or insurance, payable or to become payable by VERSUS or any of its subsidiaries to any of its directors, officers or employees or any commitment or agreement to do the same, other than in the ordinary course of business and as provided to EGI;
          (viii) any incurrence, assumption or guarantee of any debt for borrowed money other than in the ordinary and regular course of business consistent with past practice, any issuance or sale of any securities convertible into or exchangeable for debt securities, or any issuance or sale of options or other rights to acquire debt securities or any securities convertible into or exchangeable for any such debt securities by VERSUS or any of its subsidiaries; (ix) any creation or assumption of any mortgage, pledge, security interest or lien or other encumbrance on any asset by VERSUS or any of its subsidiaries other than in the ordinary and regular course of business consistent with past practice; (x) any making of any loan, advance or capital contribution to or material investment in any person by VERSUS or any of its subsidiaries other than in the ordinary and regular course of business consistent with past practice or purchases on the open market of liquid, publicly traded securities in the ordinary course of business consistent with past practice (xi) any resolution to approve a split, combination or reclassification of any of VERSUS' outstanding shares; or (xii) any negotiation or agreement by VERSUS or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (xi) (other than negotiations with EGI and its representatives regarding the transactions contemplated by this Agreement).

     (g) Absence of Undisclosed Liabilities. None of VERSUS or any of its subsidiaries has any material obligations or material liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet of VERSUS and its subsidiaries included in the VERSUS Financial Statements for the fiscal year ended September 30, 1999 (the "VERSUS Balance Sheet"), (ii) those incurred in the ordinary course of business consistent with past practice since the VERSUS Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on VERSUS, and (iii) those incurred in connection with the execution of this Agreement.

     (h) Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic or, to the knowledge of any of the VERSUS Parties, threatened against VERSUS or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or could reasonably be expected to have a Material Adverse Effect on VERSUS. There is no judgment, decree or order against VERSUS or any of its subsidiaries, or, to the knowledge of any of the VERSUS Parties, any of their respective directors or officers (in their capacities as such), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect on VERSUS.

     (i) Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon VERSUS or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or currently proposed business practice of VERSUS or any of the its subsidiaries, any acquisition of property by VERSUS or any of its subsidiaries or the conduct of business by VERSUS or any of its subsidiaries as currently conducted or as currently proposed to be conducted by VERSUS or any of its subsidiaries.

     (j) Compliance With Laws. Each of VERSUS and its subsidiaries has complied in all material respects with all applicable Laws, and is not in violation in any material respect of, and have not received any notices of violation with respect to, its respective certificate or articles of incorporation or bylaws or other charter or organizational documents, or any Law applicable to the conduct of its business or the ownership or operation of its business. Without limiting the generality of the foregoing, all securities of VERSUS and its subsidiaries (including all options, rights or other convertible or exchangeable securities) have been issued in compliance with applicable securities Laws and all securities to be issued upon exercise or conversion of any such options, rights or other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

     (k) Title to Property. VERSUS and its subsidiaries have good, valid and marketable title to all of their respective properties, interests in properties and assets, real and personal, reflected in the VERSUS Balance Sheet or acquired after the VERSUS Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the VERSUS Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the VERSUS Balance Sheet. The plants, property and equipment of VERSUS and its subsidiaries that are used in the operations of their businesses are in good operating condition and repair, subject to ordinary wear and tear. All properties used in the operations of VERSUS and its subsidiaries are reflected in the VERSUS Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.1(k) identifies each parcel of real property owned or leased by VERSUS or any of its subsidiaries.

     (l)  Intellectual Property.

          (i) VERSUS and its subsidiaries own, or are licensed or otherwise possess legally enforceable and unencumbered rights to use, all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are used in and are material to the business of VERSUS and its subsidiaries as currently conducted by VERSUS and its subsidiaries ("Intellectual Property"). Neither VERSUS nor any of its subsidiaries has (A) licensed any of its Intellectual Property in source code form to any party or (B) entered into any exclusive agreements relating to its Intellectual Property.

          (ii)   Schedule 3.1(l) lists (i) all patents and patent applications,
                 ---------------
                 all registered trademarks, trade names and service marks, all registered copyrights, and all maskworks included in the Intellectual Property owned by, assigned to or developed for VERSUS or any of its subsidiaries, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, material sublicenses and other material agreements as to which VERSUS is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) all material licenses, material sublicenses and other material agreements as to which VERSUS is a party and pursuant to which VERSUS is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights"), which are incorporated in, are, or form a part of any VERSUS product or service (excluding commercially available, off-the-shelf software). No royalties or other similar continuing payment obligations are due in respect of Third Party Intellectual Property Rights.

          (iii) To the knowledge of any of the VERSUS Parties, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of VERSUS or any of its subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through VERSUS or any of its subsidiaries, by any third party, including any employee or former employee of VERSUS or any of its subsidiaries. Neither VERSUS nor any of its subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material.

          (iv) None of VERSUS or its subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, material sublicense or other material agreement relating to any Intellectual Property or Third Party Intellectual Property Rights.

          (v) To the knowledge of any of the VERSUS Parties, all patents, registered trademarks, registered service marks and registered copyrights held by VERSUS or its subsidiaries are valid and subsisting and, to the knowledge of any of the VERSUS Parties, there are no outstanding challenges to the validity of any such registrations. Neither VERSUS nor any of its subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (ii) has brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. To the knowledge of any of VERSUS Parties, the marketing, licensing or sale of the products or services of VERSUS and its subsidiaries does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

          (vi) VERSUS has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property owned by, assigned to or developed for VERSUS or any of its subsidiaries of the rights to such contributions that VERSUS does not already own by operation of law.

               (vii) The VERSUS Parties have taken reasonable steps consistent with prevailing industry practice to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation by VERSUS and its subsidiaries of Confidential Information not owned by VERSUS or any such subsidiary has been pursuant to the terms of a written agreement between VERSUS and the owner of such Confidential Information, or is otherwise lawful.

     (m)  Environmental and Safety Matters.

               (i)    The following terms shall be defined as follows:

                      (A) "Environmental and Safety Laws" shall mean any federal, state, provincial or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

                      (B) "Hazardous Materials" shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

                      (C) "Property" shall mean all real property leased or owned by VERSUS or its subsidiaries either currently or in the past.

                      (D) "Facilities" shall mean all buildings and improvements on the Property of VERSUS or its subsidiaries.

               (ii) The VERSUS Parties represent and warrant as follows, in each case (except clauses (iii) and (iv) below) to their knowledge: (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been disposed of in accordance with all Environmental and Safety Laws; (iii) VERSUS and its subsidiaries have received no notice (verbal or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or threatened relating to a violation of any Environmental and Safety Laws; (v) neither VERSUS nor any of its subsidiaries are a potentially responsible party under the Environmental and Safety Laws, arising out of events occurring prior to the Effective Time; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls (PCBs) deposited, stored, disposed of or located on the Property or Facilities or any equipment on the Property containing PCBs at levels in excess of 50 parts per million; (ix) there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and VERSUS' and its subsidiaries' uses and activities therein have at all times complied with all Environmental and Safety Laws; and (xi) VERSUS and its subsidiaries have all the permits and licenses required to be issued under Environmental and Safety Laws and are in full compliance with the terms and conditions of those permits.

     (n) Taxes. VERSUS and each of its subsidiaries have properly completed and timely filed all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Any unpaid Taxes of VERSUS and any of its subsidiaries accruing in periods or portions of periods through the VERSUS Balance Sheet Date are reflected on the VERSUS Balance Sheet. Neither VERSUS nor any of its subsidiaries has any material liability for unpaid Taxes accruing after the VERSUS Balance Sheet Date other than Taxes arising in the ordinary course of its business. Except as disclosed in the VERSUS Public Documents, (i) there is no material claim for Taxes that is a lien against the property of VERSUS or any of its subsidiaries or is being asserted against VERSUS or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) VERSUS has not been notified and has no other knowledge that any audit of any Tax Return of VERSUS or any of its subsidiaries is being conducted by a Tax authority, and (iii) there are no waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, the payment of any Tax by, or the issuance of an assessment or reassessment against, VERSUS or any of its subsidiaries. Neither VERSUS nor any of its subsidiaries is a party to any Tax sharing or Tax allocation agreement nor does VERSUS or any of its subsidiaries owe any amount under any such agreement. Neither VERSUS nor any of its subsidiaries has ever been a member of a consolidated, combined or unitary group of which VERSUS was not the ultimate parent corporation. VERSUS and each of its subsidiaries have in their possession receipts for any Taxes paid to foreign Tax authorities. To the knowledge of any of the VERSUS Parties, there has been no change in ownership of VERSUS or any of its subsidiaries that has caused the utilization of any losses of such entities to be limited pursuant to subsections 111(4) or 111(5) of the ITA or any similar provincial provision. VERSUS and each of its subsidiaries have withheld or collected all amounts required to be withheld or collected by them on account of Taxes and have remitted all such amounts to the appropriate Tax authority when required by law to do so. The Tax liability of VERSUS and each of its subsidiaries has been assessed by the appropriate Tax authority for all taxation periods ending on or prior to the dates set out in Schedule 3.1(n).
                                                             ---------------
          None of VERSUS or any of its subsidiaries has entered into an agreement contemplated by Section 191.3 of the ITA. None of VERSUS or any of its subsidiaries is subject to any liability for Taxes of any other Person. For all transactions between VERSUS or any of its subsidiaries, on the one hand, and any non-resident Person with whom VERSUS or such subsidiary was not dealing at arm's length, for the purposes of the ITA, on the other hand, during a taxation year commencing after 1998 and ending before the Effective Date, VERSUS or such subsidiary has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the ITA. To the knowledge of any of the VERSUS Parties, no claim has ever been made by a Tax authority in a jurisdiction where VERSUS or any of its subsidiaries does not file Tax returns that VERSUS or any of its subsidiaries is or may be subject to taxation by that jurisdiction. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any income, net income, alternative or add-on minimum tax, gross income, capital, gross receipts, sales, use, ad valorem, goods and service, transfer, franchise, profits, license, withholding, payroll, employment, employee health, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty, Canada or Quebec Pension Plan contributions or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
          (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of being a transferee or successor in interest to any party. As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes. VERSUS and each of its subsidiaries are in full compliance with all terms and conditions of any Tax exemptions or other Tax-sparing agreement or order of a foreign government and the consummation of the transactions contemplated hereby shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or other Tax-sparing agreement or order.

     (o)  Employee Benefit Plans.

          (i) Neither VERSUS nor any of its subsidiaries has any employees resident in the United States or has any Employee Benefit Plan as defined under the Employee Retirement Income Security Act of 1974, as amended.

          (ii)   Except as set forth in Schedule 3.1(o)(ii), neither VERSUS nor
                                        -------------------
                 any of its subsidiaries is a party to or bound by, nor do any of them have any liability or contingent liability with respect to, any VERSUS Employee Plan that imposes any binding legal obligation on VERSUS or any of its subsidiaries. Schedule
                                                                  --------
                 3.1(o)(ii) contains a true, accurate and complete list of each
                 ----------
                 VERSUS Employee Plan.

          (iii) With respect to each of the VERSUS Employee Plans, VERSUS has provided or made available to EGI true, accurate and complete copies of each of the following documents:

                 (A) the VERSUS Employee Plan, including all amendments thereto;

                 (B) all material written employee communications relating to the VERSUS Employee Plan;

                 (C) if the VERSUS Employee Plan is funded through a trust or any third party funding arrangement, the trust or other funding agreement, including all amendments thereto, and the latest financial statements thereof; and

                 (D) all contracts relating to the VERSUS Employee Plan with respect to which VERSUS or any of its subsidiaries may have any liability, including insurance contracts and investment management agreements.

          (iv) None of the VERSUS Employee Plans is or is required to be a registered pension plan as defined under the provisions of any applicable Law.

          (v) No VERSUS Employee Plan provides benefits, including death or medical benefits, with respect to employees or former employees of VERSUS or any of its subsidiaries beyond retirement or other termination of service, other than:

                 (A)  coverage required by applicable Law;

                 (B) deferred compensation benefits accrued as liabilities in the VERSUS Financial Statements; or

                 (C) benefits the full cost of which is borne by the employee or former employee or his or her beneficiary.

          (vi) There are no pending, anticipated or, to the knowledge of any of the VERSUS Parties, threatened claims by or on behalf of any of the VERSUS Employee Plans against any Person, other than routine claims for benefits.

          (vii) With respect to each VERSUS Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of VERSUS or any of its subsidiaries as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time. With respect to each VERSUS Employee Plan not funded through an insurance policy, VERSUS and its subsidiaries have either fully funded such VERSUS Employee Plan through a trust or have made appropriate provision for all of their liability thereunder in the VERSUS Financial Statements.

          (viii) There has been no amendment to, or interpretation or announcement (whether or not written) by VERSUS or any of its subsidiaries relating to, or change in participation or coverage under, any VERSUS Employee Plan which would materially increase the expense of maintaining such plan about the level of expense incurred with respect to that plan for the most recent fiscal year included in the VERSUS Financial Statements.

     (p)  Employee Matters.

          (i) Other than in connection with the vesting of options granted under the VERSUS Stock Option Plans, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (A) result in any liability or payment (including, without limitation, termination, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or other service provider of VERSUS or any of its subsidiaries under any VERSUS Employee Plan or otherwise,
                 (B) materially increase any compensation or benefits otherwise payable by VERSUS or any of its subsidiaries to any director, officer, employee or other service provider or (C) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

          (ii) VERSUS and each of its subsidiaries are in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices (including any applicable Laws regarding employment standards, pay equity, labor relations, workers' compensation or workplace safety and insurance, occupational health and safety or human rights or any similar legislation in any of the jurisdictions in which the business is conducted) (collectively, the "Employment Legislation"), and is not engaged in any unfair labor practice. VERSUS and each of its subsidiaries has withheld all material amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Neither VERSUS nor any of its subsidiaries is liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment insurance or compensation benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material controversies pending or, to the knowledge of any of the VERSUS Parties, threatened between VERSUS or any of its subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand, which controversies have or could reasonably be expected to result in an action, suit, proceeding, complaint, claim, grievance, arbitration, charge, prosecution or investigation before any Governmental Entity in respect of any Employment Legislation or pursuant to the common law. To the knowledge of any of the VERSUS Parties, no employees of VERSUS are in violation in any material respect of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by VERSUS because of the nature of the business conducted by VERSUS or to the use of trade secrets or proprietary information of others. VERSUS does not have any employment agreement with any of its officers or other employees, except as listed on Schedule 3.1(p)(vi). No
                                                -------------------
                 employees of VERSUS or any of its subsidiaries have given notice to any of the VERSUS Parties, nor are any of the VERSUS Parties otherwise aware, that any such employee intends to terminate his or her employment with VERSUS or any of its subsidiaries.

          (iii) All employees of VERSUS or any of its subsidiaries engaged in the business of, acting as, or performing the duties of a registered representative, registered principal or similar registered personnel or agent (under the definition of such terms in the rules of the NASD, the Canadian Stock Exchanges, Canadian Securities Regulators, IDA, any other SRO or any state or province which has jurisdiction over VERSUS or any of its subsidiaries (if applicable)) are properly registered to act in the capacity of a registered representative, registered principal or similar registered personnel or agent under the rules of the NASD, the Canadian Stock Exchanges, the Canadian Securities Regulators, IDA, any other SRO or any state or province which has jurisdiction over VERSUS or any of its subsidiaries (if applicable).

          (iv) There are no outstanding or pending material claims against or in respect of VERSUS or any of its subsidiaries under long-term disability, workers' compensation or workplace safety and insurance plan, policy or Laws. There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, "assessments") or any other communications related thereto which VERSUS or any of its subsidiaries has received from any workers' compensation or workplace safety and insurance board or similar authority in any jurisdiction where the business is conducted, there are no assessments which are unpaid on the date hereof or which will be unpaid at the Effective Date and there are no existing facts or circumstances which may result in a material increase in liability under any applicable Laws relating to workers' compensation or workplace safety and insurance after the Effective Date. Neither VERSUS nor any of its subsidiaries is registered or required to be registered under the Workplace Safety and Insurance Act (Ontario) or comparable legislation of any other applicable jurisdiction.

          (v) Neither VERSUS nor any of its subsidiaries is a party, either directly or by operation of law, to any Collective Agreement. No trade union, council of trade unions, employee association, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition, or successor rights, or has applied or threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of any of the VERSUS Parties, there are no threatened or pending union organizing activities involving the Employees. Neither VERSUS nor any of its subsidiaries has any labor problems that might adversely affect the operations of the business or lead to an interruption of operations and there have been no actual or threatened labor strikes, work stoppages, slowdowns or other interruptions of work.

          (vi)   Schedule 3.1(p)(vi) contains a true, complete and accurate list
                 -------------------
                 (and, as indicated below, description) of:

                 (A) the names and titles of all full-time, part-time or casual employees employed by VERSUS or any of its subsidiaries (collectively, "Employees"), together with their status and location of their employment;

                 (B)  the date each Employee was hired or retained;

                 (C) a list of all written employment, consulting or service contracts between VERSUS or any of its subsidiaries and the Employees;

                 (D) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the last completed financial year and all other bonuses, incentive schemes and benefits to which such Employee is entitled;

                 (E) the amount of vacation pay to which such Employee is entitled on the date hereof;

                 (F) the names of all inactive Employees, the reason they are inactive Employees, whether they are expected to return to work, and if so when, and the nature of any benefits to which such inactive Employees are entitled from VERSUS or any of its subsidiaries; and

                 (G) particulars of all other material terms and conditions of employment or engagement of the Employees and the positions, title or classification held by them.

                    Except as disclosed in Schedule 3.1(p)(vi), no Employee is
                                           -------------------
                    employed under a contract which cannot be terminated by VERSUS or any of its subsidiaries with or without notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination. Neither VERSUS nor any of its subsidiaries has obtained or been required to obtain any permits under employment standards legislation. VERSUS and each of its subsidiaries have been operated in compliance in all respects with such permits.

          (vii) VERSUS and each of its subsidiaries have provided or made available copies of all inspection reports issued under occupational health and safety or other similar Laws relating to their respective businesses. There are no outstanding inspection orders nor any pending or threatened charges made under any occupational health and safety or other similar Laws relating to the business. VERSUS and each of its subsidiaries have complied in all respects with any orders issued under occupational health and safety or other similar Laws, and there are no appeals of any orders which are currently outstanding.

     (q) Interested Party Transactions. Except as disclosed in the VERSUS Public Documents filed prior to the date of this Agreement, neither VERSUS nor any of its subsidiaries is indebted to any director, officer, employee or agent of VERSUS or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), no such person is indebted to VERSUS or any of its subsidiaries (except as retail customers of VBSI pursuant to margin loans on terms available to ordinary customers), and there have been no other transactions of the type required to be disclosed pursuant to applicable securities Laws.

     (r) Insurance. VERSUS and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of VERSUS and its subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and VERSUS and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The VERSUS Parties have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     (s)  Regulatory Matters.

          (i) VERSUS and each of its subsidiaries have complied, and are in compliance, in all material respects with all applicable Laws. Each of VERSUS and its subsidiaries has, and is in compliance with, all authorizations, consents, licenses, permits (temporary or otherwise), orders, approvals, waivers, grants, franchises and other rights ("Governmental Permits") necessary to conduct their businesses, including, but not limited to, Governmental Permits of the SEC, the NASD, Canadian Securities Regulators, Canadian Stock Exchanges, IDA, CIPF or any other Governmental Entity required to operate their respective businesses and maintain their respective assets. Each of VERSUS and its subsidiaries has obtained all Governmental Permits of any and all Governmental Entities required for the carrying on of its business and the maintenance of its assets and such Governmental Permits are in full force and effect, and there are no circumstances of which any of the VERSUS Parties is aware which indicate that any of such Governmental Permits may be revoked or not renewed or withdrawn or (except to an immaterial or beneficial extent) amended, in whole or in part. Neither VERSUS nor any of its subsidiaries has received any notice from any Governmental Entity (i) asserting that the VERSUS or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Entity enforces or (ii) threatening to revoke cancel or not renew any Governmental Permit (nor, to any of the VERSUS Parties' knowledge, do grounds for any of the foregoing exist), or (iii) restricting or disqualifying their activities (except for restrictions imposed by the terms of registration of the brokerage subsidiaries of VERSUS, Law, bylaw, administrative policy or similar instrument on brokerage organizations or public companies generally). After giving effect to the Arrangement all Governmental Permits of VERSUS and its subsidiaries shall continue to be valid and in full force and effect to the same extent as they presently are for VERSUS and its subsidiaries. There is no order issued, investigation or proceeding pending or (to the knowledge of any of the VERSUS Parties) threatened, or notice served, with respect to any violation of any law, statute, ordinance, order, writ, decree, rule, or regulation issued by any Governmental Entity applicable to either VERSUS or any of its subsidiaries or any of their respective directors, officers, employees or agents.

          (ii) Neither VERSUS nor any of its subsidiaries is a party or subject to, any agreement, consent decree or order, or other understanding or arrangement with, or any directive of any Governmental Entity which imposes any material restrictions on, or otherwise affects in any material respect, the conduct of the business of VERSUS or any of its subsidiaries (except for restrictions imposed by the terms of registration of the brokerage subsidiaries of VERSUS, Law, bylaw, administrative policy or similar instrument on brokerage organizations or public companies generally). Schedule 3.1(s) sets forth all
                                              ---------------
                 compliance or enforcement proceedings or, to the knowledge of any of the VERSUS Parties, examinations, inspections, investigations or inquiries convened, and all fines, sanctions and other measures imposed by any Governmental Entity or body against, concerning or relating to VERSUS, any of its subsidiaries, any of their respective predecessor entities, or any of their respective directors, officers, employees or agents, except for ordinary course regulatory audits and ordinary course inquiries pursuant to complaints filed by brokerage customers.

          (iii) Each of VERSUS and its subsidiaries, to the extent required to so register (the "Registrants"), is duly registered with the Canadian Securities Regulators and the SEC (including as a broker-dealer) and under all applicable Laws and, to the extent required to be a member, is a member of the NASD, IDA, CIPF and SIPC and is a participating organization of the Canadian Stock Exchanges. None of the Registrants has exceeded in any material respect the business activities enumerated in any applicable restriction or membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs or the equivalent and reports filed with the any Governmental Entity. The information contained in such registrations, forms and reports was or will be true and complete in all material respects as of the date hereof and, except as indicated on a subsequent registration form or report filed before the Effective Time, will continue to be true and complete in all material respects. Each such registration is in full force and effect, except where the failure to be so would not have a Material Adverse Effect on VERSUS.

          (iv) Each of VERSUS and its subsidiaries, to the extent required to so register (the "Advisers"), is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and under all state, provincial, federal and other investment adviser or related Laws pursuant to which it is required to be so registered. The information contained in forms and reports filed by any Advisors (including Form ADVs) was or will be true and complete in all material respects as of the time of filing and, except as indicated an a subsequent form or report filed before the

                 Effective Date, will continue to be true and complete an all material respects. Each such registration is in full force and effect, except where the failure to be so would not have a Material Adverse Effect on VERSUS.

          (v) None of VERSUS, its subsidiaries or their respective operations are required to be registered as an investment company under the Investment Company Act of 1940, as amended.

     (t)  Material Contracts.

          (i) Except for the contracts described in the VERSUS Public Documents, neither VERSUS nor any of its subsidiaries is a party to or bound by any of the following (collectively with the contracts described in the VERSUS Public Documents, the "Material Contracts"):

                 (A) any contract of participation with any bank in any loan in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000) or any sales of assets of VERSUS or its subsidiaries with recourse of any kind to VERSUS or any of its subsidiaries except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

                 (B) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U.S. Small Business Administration and related servicing agreements);

                 (C) any contract or agreement for the acquisition of the securities or any material portion of the assets of any other person or entity outside the ordinary course of business;

                 (D) any continuing contract or agreement for the purchase of materials, supplies, equipment or services involving in the case of any such contract or agreement more than two hundred fifty thousand Canadian dollars (Cdn$250,000) over the life of the contract;

                 (E) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with Canadian GAAP in each case in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000);

                 (F) any contract or agreement for capital expenditures in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000) in the aggregate;

                 (G) any contract or agreement limiting the freedom of VERSUS or any of its subsidiaries to engage in any line of business or to compete with any other Person or under the constitution, laws, rules or regulations of any SRO (except for restrictions imposed by the terms of registration of the brokerage subsidiaries, Law, bylaw or similar instrument on brokerage organizations or public companies generally), or any confidentiality, secrecy or non-disclosure contract or agreement;

                 (H) any contract or agreement involving payments during any twelve-month period of two hundred fifty thousand Canadian dollars (Cdn$250,000) or more, pursuant to which VERSUS or any of its subsidiaries is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

                 (I) any contract or agreement with any person with whom VERSUS or any of its subsidiaries does not deal at arm's length within the meaning of the ITA;

                 (J) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

                 (K) any material agreement which would be terminable other than by VERSUS or its subsidiaries as a result of the consummation of the transactions contemplated by this Agreement.

          (ii) Each of VERSUS and its subsidiaries has performed all of the material obligations required to be performed by it and is entitled to all accrued benefits under, and is not alleged to be in default in respect of, each Material Contract to which it is a party or by which it is bound. Each of the Material Contracts is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to VERSUS or any of its subsidiaries or, to the knowledge of any of the VERSUS Parties, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract. True, correct and complete copies of all Material Contracts requested by EGI and listed in
                 Schedule 3.1(t)(ii) have been delivered to EGI or filed as an
                 -------------------
                 exhibit to the VERSUS Public Documents.

     (u) Circular; Registration Statement; Proxy Solicitation. The information supplied by VERSUS or any of its subsidiaries for inclusion in the Circular and the Registration Statement will be accurate and complete in all material respects as at the date thereof, will not contain a misrepresentation (as such term is defined in the Securities Act) and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by VERSUS which should be set forth in an amendment to the Circular or Registration Statement or a supplement to the Circular or Registration Statement, VERSUS shall promptly inform EGI of such event or information. Notwithstanding the foregoing, VERSUS makes no representation, warranty or covenant with respect to any information supplied by any of the EGI Parties which is contained in the Circular or Registration Statement. VERSUS is not required to comply with the proxy solicitation requirements under the 1934 Act or the related regulations of the SEC.

     (v) Books and Records. The books, records and accounts of VERSUS and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of VERSUS and its subsidiaries and (iii) accurately and fairly reflect the basis for the VERSUS Financial Statements and VERSUS' subsequent interim consolidated financial statements. VERSUS has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and
          (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian GAAP and (B) to maintain accountability for assets.

     (w) Accounts Receivable and Amounts Due from Clients. All accounts receivable and amounts due from clients of VERSUS or any of its subsidiaries, whether reflected in the VERSUS Financial Statements or otherwise, represent transactions actually made in the ordinary course of business pursuant to Canadian GAAP and are current and collectible, net of any reserves reflected in the VERSUS Balance Sheet (which reserves are adequate and were calculated consistently with past practices and Canadian GAAP.

     (x) VERSUS Affiliate Agreements. Each Affiliate of VERSUS that is an officer or director of any of the VERSUS Parties has entered into a VERSUS Affiliate Agreement as of the date of this Agreement. VERSUS shall use its commercially reasonable best efforts to obtain such a written agreement from any other person as soon as practicable after the date on which such person becomes an Affiliate of VERSUS prior to the Effective Time.

     (y) Takeover Statutes. No Canadian provincial or other takeover statute is applicable to the Arrangement, this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

     (z) Tax and Accounting Treatment. None of the VERSUS Parties or any of their directors or officers (with respect to Steve Richards, this representation and warranty is made solely in his capacity as a director of VERSUS) has taken any action that would interfere with EGI's or ECC's ability to account for the Arrangement as a pooling of interests. Neither any of the VERSUS Parties nor, to the knowledge of any of the VERSUS Parties, any of their respective affiliates or agents is aware of any agreement, plan or other circumstance that would interfere with EGI's or ECC's ability to account for the Arrangement as a pooling of interests. None of the VERSUS Parties is aware of any agreement, plan or other circumstance that would prevent the transfer of VERSUS Shares and Associated Rights under the Arrangement to ECC for Exchangeable Shares by a holder who holds such VERSUS Shares as capital property from occurring on a tax-deferred basis under the ITA provided that an appropriate election is filed under subsection 85(1) or subsection 85(2) of the ITA within prescribed time and disregarding any cash received in lieu of a fractional Exchangeable Share. The VERSUS Parties acknowledge that the Arrangement is intended to be a taxable transaction to those shareholders of VERSUS who are liable to United States federal income tax.

     (aa) Brokers' and Finders' Fees. None of the VERSUS Parties has incurred, nor will any of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than under VERSUS' engagement letter with BMO Nesbitt Burns, Inc. (a true and complete copy of which has been furnished to EGI).

     (bb) Securities Matters. There is no Material Securities Offence on the part of VERSUS or any of its subsidiaries or, to the knowledge of any of the VERSUS Parties, on the part of any of their respective employees or independent contractors or former employees or independent contractors (committed while such current or former employee or independent contractor was an employee or independent contractor of VERSUS or one of its subsidiaries).

     (cc) Absence of Questionable Payments. Neither VERSUS nor any of its subsidiaries, nor, to the knowledge of any of the VERSUS Parties, any director, officer, agent, employee or other person acting on behalf of VERSUS or any of its subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in connection with VERSUS' or any of its subsidiaries' business. Neither VERSUS nor any of its subsidiaries, nor, to the knowledge of any of the VERSUS Parties, any director, officer, agent, employee or other person acting on behalf of VERSUS or any of its subsidiaries, has accepted or received any unlawful contributions, payments, gifts or expenditures in connection with VERSUS' or any of its subsidiaries' business.

     (dd) Registration Rights. No holder of securities issued by VERSUS has any right to compel VERSUS to register or otherwise qualify such securities for public sale in Canada or the United States.

     (ee) Year 2000 Problems. VERSUS has reviewed its operations and the operations of its subsidiaries, and has inquired of third parties with which VERSUS and its subsidiaries have a material relationship, to evaluate the extent to which the business or operations of VERSUS or any of its subsidiaries will be affected by the Year 2000 Problem. As a result of such review and inquiries, VERSUS has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on VERSUS or result in any material loss or interference with any of the business or operations of VERSUS or any of its subsidiaries. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

     (ff) Representations Complete. None of the representations or warranties made by any of the VERSUS Parties herein or in any schedule hereto, including the VERSUS Disclosure Schedule, or certificate furnished by any of the VERSUS Parties pursuant to this Agreement, or the VERSUS Public Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.2  Representations and Warranties of the EGI Parties

     Except as set forth in the EGI Disclosure Schedule, which exceptions specifically identify the section, subsection or clause of this Agreement to which such exception relates, the EGI Parties jointly and severally represent and warrant to and in favor of the VERSUS Parties as follows and acknowledge that the VERSUS Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

     (a) Organization. Each of the EGI Parties has been duly incorporated or formed under all applicable Laws, is validly subsisting and in good standing and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. EGI has delivered or made available to VERSUS a true and correct copy of its Certificate of Incorporation, as amended, and Bylaws, as amended.

     (b) Capitalization. The authorized capital stock of EGI consists of 600,000,000 EGI Common Shares and 1,000,000 EGI Preferred Shares, of which there were issued and outstanding as of the close of business on June 9, 2000, 297,657,571 EGI Common Shares and no EGI Preferred Shares. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities after June 9, 2000 other than pursuant to the exercise of vested options outstanding as of such date under EGI's stock option plans set forth on Schedule 3.2(b) (collectively, the "EGI Stock Option Plans") and the non-plan options and warrants set forth below. All outstanding EGI Common Shares are duly authorized, validly issued, fully paid and non-assessable and are free and clear of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws, each as amended, of EGI or any agreement to which EGI is a party or by which it is bound. As of the close of business on June 9, 2000, EGI has reserved an aggregate of 85,793,164 Common Shares for issuance to employees, consultants and directors pursuant to the EGI Stock Option Plans, of which 33,144,660 shares have been issued pursuant to option exercises or direct stock purchases or awards, 38,124,054 shares are subject to outstanding, unexercised options, and, as of June 5, 2000, 1,248,556 shares are subject to outstanding stock purchase rights. As of the close of business on June 9, 2000, EGI has reserved an additional aggregate of 27,542,373 shares for issuance upon conversion of its 6% Convertible Debt, an additional aggregate of 334,090 shares are subject to non-plan options and, as of May 31, 2000, an additional aggregate of 975,240 shares are subject to outstanding warrants assumed by EGI. EGI has not issued or granted any stock appreciation rights or performance units under the EGI Stock Option Plans or otherwise. Except for (i) the rights created pursuant to this Agreement and the EGI Stock Option Plans and (ii) EGI's right to repurchase any unvested shares under the EGI Stock Option Plans, there are no other options, warrants, calls, rights, commitments or agreements of any character to which EGI is a party or by which it is bound obligating EGI to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of EGI or obligating EGI to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of EGI's capital stock (i) between or among EGI and any of its stockholders and (ii) to the best of EGI's knowledge, between or among any of EGI's stockholders. True and complete copies of all agreements and instruments relating to or issued under the EGI Stock Option Plans have been provided or made available to VERSUS and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided or made available to VERSUS. All outstanding Common Shares and all options to purchase EGI Common Shares were issued in compliance with all applicable federal and state securities laws.

     (c) Authority and No Violation. Each of the EGI Parties has all requisite corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Support Agreement, the Voting and Exchange Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the EGI Parties, as applicable. This Agreement, the Support Agreement (as of the Effective Date), the Voting and Exchange Agreement (as of the Effective Date) and the Option Agreement have each been duly executed and delivered by the EGI Parties, as applicable, and constitutes the legal, valid and binding obligations of the EGI Parties, as applicable, enforceable against them (as applicable) in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement, the Support Agreement (as of the Effective Date), the Voting and Exchange Agreement (as of the Effective Date) and the Option Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of EGI, as amended, or (ii) any material mortgage, material indenture, material lease, material contract or other material agreement or material instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to EGI or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to EGI in connection with the execution and delivery of this Agreement, the Support Agreement, the Voting and Exchange Agreement or the Option Agreement by EGI or by the performance of the obligations of any of the EGI Parties hereunder or thereunder or the consummation by EGI of the transactions contemplated hereby or thereby, except for (i) the filing of the Plan of Arrangement as provided in Section 2.1, (ii) the filing of applications and notices with and the receipt of requisite approvals from, as applicable, the Office of Thrift Supervision and the Federal Deposit Insurance Corporation with respect to the Arrangement, (iii) any applicable filing with the SEC and the NASD, including the filing with the SEC and the NASD of the Registration Statement, as required pursuant to
          Section 6.1, (iv) the filing of a Form 8-K with the SEC and the NASD within fifteen (15) days after the Effective Date, (v) any filings or applications as may be required under applicable federal, SRO or state securities laws or the securities laws of any foreign country, (vi) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the EGI Common Shares issuable upon conversion of the VERSUS Shares in the Arrangement and upon exercise of the options under the VERSUS Stock Option Plans assumed by EGI,
          (vii) the filing of a registration statement on Form S-8 with the SEC, or other applicable form covering the EGI Common Shares issuable pursuant to outstanding options under the VERSUS Stock Option Plans assumed by EGI, (viii) any approvals required by (A) the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA and (D) the Appropriate Regulatory Approvals relating to any of the EGI Parties, (ix) such notices, applications, consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state or provincial securities laws or the securities laws of any foreign country in connection with the Arrangement, and (x) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on EGI and would not prevent or materially alter or delay any of the transactions contemplated by this Agreement, the Support Agreement, the Voting and Exchange Agreement. EGI is not aware of any reason why the approvals of all Governmental Entities necessary to permit consummation of the Arrangement or the other transactions contemplated by this Agreement will not be received without the imposition of a condition or requirement described in
          Section 4.2.

     (d) SEC Documents; Financial Statements. EGI has made available to VERSUS each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and any other material filing filed with the SEC by EGI since December 31, 1996, (collectively, the "EGI SEC Documents"). In addition, EGI has made available to VERSUS all exhibits to the EGI SEC Documents filed prior to the date hereof, and will promptly make available to VERSUS all exhibits to any additional EGI SEC Documents filed prior to the Effective Time. All material documents required to be filed with the SEC have been filed. As of their respective filing dates, the EGI SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the EGI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed EGI SEC Document. EGI has not filed any confidential report with the SEC or other Governmental Entity which at the date hereof remains confidential. The financial statements of EGI, including the notes thereto, included in the EGI SEC Documents (the "EGI Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with United States GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The EGI Financial Statements fairly present the consolidated financial condition and operating results of EGI and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of EGI and its subsidiaries on a consolidated basis.

     (e) Absence of Undisclosed Liabilities. EGI has no material obligations or material liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the consolidated balance sheet of EGI and its subsidiaries or in the related notes to the consolidated financial statements included in EGI's Annual Report on Form 10-K for the period ended September 30, 1999 (the "EGI Balance Sheet"), (ii) those disclosed in EGI SEC Documents filed subsequent to the EGI Balance Sheet Date, and (iii) those incurred in the ordinary course of business consistent with past practice since the EGI Balance Sheet Date and which have not had and are not reasonably likely to have a Material Adverse Effect on EGI.

     (f) Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, inquiry, examination, inspection or investigation pending by or before any Governmental Entity, agency, court or tribunal, foreign or domestic, or, to the knowledge of EGI, threatened against EGI or any of its subsidiaries or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby or could reasonably be expected to have a Material Adverse Effect on EGI. There is no judgment, decree or order against EGI or any of its subsidiaries or, to the knowledge of EGI, any of their respective directors or officers (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or could reasonably be expected to have a Material Adverse Effect on EGI.

     (g) Circular. The information supplied by the EGI Parties for inclusion in the Circular shall not at the time of mailing of the Circular (including any amendments or supplements thereto) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by EGI which should be set forth an amendment to Circular or in a supplement to the Circular, EGI will promptly inform VERSUS of such event or information. Notwithstanding the foregoing, none of the EGI Parties makes any representation, warranty or covenant with respect to any information supplied by or on behalf of VERSUS or any of its affiliates which is contained in any of the foregoing documents.

     (h) Tax Treatment. Neither EGI nor any of its directors or officers has taken any action that would prevent the transfer of VERSUS Shares under the Arrangement to ECC for Exchangeable Shares by a holder who holds such VERSUS Shares as capital property from occurring on a tax-deferred basis under the ITA provided that an appropriate election is filed under subsection 85(1) or subsection 85(2) of the ITA within prescribed time and disregarding any cash received in lieu of a fractional Exchangeable Share. Neither EGI nor, to EGI's knowledge, any of its affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the transfer of VERSUS Shares under the Arrangement to ECC for Exchangeable Shares by a holder who holds such VERSUS Shares as capital property from occurring on a tax-deferred basis under the ITA provided that an appropriate election is filed under subsection 85(1) or subsection 85(2) of the ITA within prescribed time and disregarding any cash received in lieu of a fractional Exchangeable Share.

     (i) Broker's and Finders' Fees. EGI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than the fees and expenses of EGI's investment bankers and other financial advisors (which will be borne by EGI).

     (j) Year 2000 Problems. EGI has reviewed its operations and the operations of its material subsidiaries, and has inquired of third parties with which the EGI Parties have a material relationship, to evaluate the extent to which the business or operations of EGI or any of its material subsidiaries will be affected by the Year 2000 Problem. As a result of such review and inquiries, EGI has no reason to believe, and does not believe, that the Year 2000 Problem will have a Material Adverse Effect on EGI or result in any material loss or interference with any of the business or operations of EGI.

     (k) Representations Complete. None of the representations or warranties made by EGI herein or in any Schedule hereto, including the EGI Disclosure Schedule, or certificate furnished by EGI pursuant to this Agreement, or the EGI SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.3  Survival

     For greater certainty, the representations and warranties of each VERSUS Party and each EGI Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the day after the Effective Date.

                                  ARTICLE IV

                             REGULATORY APPROVALS

4.1  Applications

     The VERSUS Parties and the EGI Parties covenant and agree to proceed diligently, in a coordinated fashion, to apply for and seek to obtain the Appropriate Regulatory Approvals. In addition, VERSUS and VBSI covenant and agree to proceed forthwith to make application to the Canadian Securities Regulators for relief from the "suitability obligations" contained in Canadian securities legislation, as contemplated in the news release dated April 10, 2000 issued by the Canadian Securities Administrators, to cooperate with EGI in the preparation and pursuit of such application and to keep EGI fully informed with respect thereto.

4.2  Obtaining of Appropriate Regulatory Approvals

     For purposes of this Agreement, no Appropriate Regulatory Approval shall be considered to have been obtained if it contains any condition that:

     (a) would put EGI at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which EGI has significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a securities firm in multiple jurisdictions;

     (b) would put the combined operations of EGI and VERSUS at a material competitive disadvantage by comparison with its competitors in any jurisdiction in which EGI, VERSUS or their respective subsidiaries have significant operations, if the competitive disadvantage is greater than any competitive disadvantage which may reasonably be expected in consequence of regulatory requirements that result from the operations of a securities firm in multiple jurisdictions; or

     (c) would impose a non-customary condition or restriction that EGI reasonably determines in good faith could reasonably be expected to result in a Material Adverse Change or Material Adverse Effect on EGI and/or VERSUS.

     In addition, no Appropriate Regulatory Approval shall be considered to have been obtained if an appeal has been instituted from the granting of any Appropriate Regulatory Approval and remains outstanding.

                                   ARTICLE V

                                   COVENANTS

5.1  Retention of Goodwill

     During the Pre-Effective Date Period, the VERSUS Parties will continue to carry on the businesses of VERSUS, VBSI, VBSUSI and Fairvest and their respective subsidiaries in a manner consistent with prior practice, working to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this Article V. The following provisions of this Article V are intended to be in furtherance of this general commitment.

5.2  Material Commitments

     During the Pre-Effective Date Period, VERSUS and its subsidiaries will consult on an ongoing basis with senior officers of EGI in order that the representatives of EGI will become more familiar with the philosophy and techniques of VERSUS and its subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships in connection with the operations of the VERSUS Parties and the EGI Parties after the Effective Date. These consultations will include any commitments, arrangements or transactions proposed to be entered into by VERSUS or its subsidiaries that would give rise to a material liability or material commitment of any kind where such liability or commitment is unusual or is of such a nature as to be inconsistent with the historical conduct by VERSUS and its subsidiaries of its business, with materiality being determined for the purposes of this Section 5.2 by reference to the shareholders' equity of VERSUS (as defined by Canadian GAAP) on a consolidated basis. VERSUS and EGI will develop procedures such that these consultations will be carried out quickly and effectively without detracting from the ability of VERSUS to arrive at decisions in a timely manner.

5.3  Conduct of Business of VERSUS

     (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, VERSUS agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by EGI), to carry on its and its subsidiaries' business in the ordinary course in substantially the same manner as heretofore conducted and in compliance with applicable Laws, to pay and to cause its subsidiaries to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and to use all reasonable best efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, keep available the services of its and its subsidiaries' present officers and key employees and preserve its and its subsidiaries' relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. VERSUS agrees to promptly notify EGI of any event or occurrence not in the ordinary course of VERSUS' or its subsidiaries' business, and of any event which could have a Material Adverse Effect on VERSUS or any of its subsidiaries.

     (b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, VERSUS shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of EGI (which shall not be unreasonably withheld):

          (i)    Charter Documents.  Cause or permit any amendment,
                 -----------------
                 modification, alteration or rescission of its certificate or articles, bylaws or other charter or organizational documents;

          (ii)   Dividends; Changes in Capital Stock.  Declare or pay any
                 -----------------------------------
                 dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its outstanding shares or split, combine or reclassify any of its outstanding shares or issue (except as contemplated by Section 5.3(b)(v) below) or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

          (iii)  Options.  Grant any options, stock appreciation rights or other
                 -------
                 rights to acquire securities other than as permitted in Section 5.3(b)(v) below or accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans (except as required pursuant to such stock plans prior to the date hereof and not implemented in contemplation of the transactions contemplated hereby) or authorize cash payments in exchange for any options or other rights granted under any of such plans;

          (iv)   Material Contracts.  Enter into any contract or commitment, or
                 ------------------
                 violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver involve payments by VERSUS or any of its subsidiaries of amounts in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000) during any twelve month period;

          (v)    Issuance of Securities.  Issue, deliver, allot, reserve, set
                 ----------------------
                 aside or sell or authorize or propose the issuance, delivery, allotment, reservation, setting aside or sale of, or purchase or propose the purchase or redemption of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) grants in the ordinary course of business consistent with past practice of options to new hires for the purchase of VERSUS Shares (not to exceed 10,000 VERSUS Shares to any one person or 50,000 VERSUS Shares in the aggregate) at an exercise price equal to the fair market value of the VERSUS Shares on the date of grant (as defined in the VERSUS Option Plans), (ii) the issuance of VERSUS Shares pursuant to the exercise of VERSUS Options outstanding under the VERSUS Stock Option Plans as of the date of this Agreement or granted upon the approval of EGI, and (iii) the issuance of VERSUS Shares pursuant to the exercise of VERSUS Warrants or Compensation Options outstanding as of the date of this Agreement and disclosed in the VERSUS Public Documents;

          (vi)   Intellectual Property.  Transfer to any person or entity any
                 ---------------------
                 rights to its Intellectual Property other than the transfer or license of non-exclusive rights to its Intellectual Property in the ordinary course of business consistent with past practice;

          (vii)  Exclusive Rights.  Enter into or amend any agreements pursuant
                 ----------------
                 to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (viii) Dispositions.  Sell, lease, license or otherwise dispose of or
                 ------------
                 encumber any of its material properties or material assets, except in the ordinary course of business consistent with past practice;

          (ix)   Indebtedness.  Other than in the ordinary course of business
                 ------------
                 consistent with past practice (A) incur any indebtedness for borrowed money in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000), (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000) or (C) cancel, release, assign or modify any material amount of indebtedness of any other person or entity;

          (x)    Leases.  Enter into any operating lease providing for aggregate
                 ------
                 payments in excess of two hundred fifty thousand Canadian dollars (Cdn$250,000);

          (xi)   Payment of Obligations.  Pay, discharge or satisfy in an amount
                 ----------------------
                 in excess of one hundred twenty-five thousand Canadian dollars (Cdn$125,000) in any one case or two hundred fifty thousand Canadian dollars (Cdn$250,000) in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the VERSUS Financial Statements or reasonably incurred for financial advisor, legal, accounting, printing or regulatory approval expenses in connection with the transactions contemplated by this Agreement (which expenses shall not exceed Cdn$2,600,000 in the aggregate); for greater certainty, the settlement of client complaints or claims or litigation with respect to client complaints or claims are considered to be in the ordinary course of business;

         (xii)   Capital Expenditures.  Make any capital expenditures, capital
                 --------------------
                 additions or capital improvements except in the ordinary course of business and consistent with past practice that do not exceed one hundred twenty-five thousand Canadian dollars (Cdn$125,000) in any one case or two hundred fifty thousand Canadian dollars (Cdn$250,000) in the aggregate;

         (xiii)  Insurance.  Materially reduce the amount of any material
                 ---------
                 insurance coverage provided by existing insurance policies;

         (xiv)   Termination or Waiver.  Terminate or waive any right of
                 ---------------------
                 substantial value, other than in the ordinary course of business;

         (xv)    Employee Benefit Plans; New Hires; Pay Increases.  Adopt or
                 ------------------------------------------------
                 amend, or commit to adopt or amend, any VERSUS Employee Plan or stock purchase or option plan (other than to insure its continued registration under and compliance with applicable
                 Laws), or hire any new officer level employee, pay any special bonus or special remuneration to any employee or director, or, other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of its employees;

         (xvi)   Severance Arrangements.  Grant any severance or termination
                 ----------------------
                 pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof or as required by applicable Law;

         (xvii)  Lawsuits.  Commence any action, suit or proceeding other than
                 --------
                 (i) for the routine collection of amounts owing to VERSUS or any of its subsidiaries, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with EGI prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement;

         (xviii) Acquisitions.  Acquire or agree to acquire by amalgamating,
                 ------------
                 merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, unlimited liability company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to VERSUS, or acquire or agree to acquire any equity securities of any corporation, partnership, limited or unlimited liability company, association or business organization;

         (xix)   Taxes.  Other than in the ordinary course of business, make or
                 -----
                 change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except to the extent that the liability therefor has been accrued and reflected in the VERSUS Financial Statements), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

         (xx)    Notices.  Fail to give all notices and other information
                 -------
                 required to be given to the employees of VERSUS, any collective bargaining unit representing any group of employees of VERSUS, and any applicable government authority under applicable Laws in connection with the transactions provided for in this Agreement;

         (xxi)   Revaluation.  Except as required by any Governmental Authority
                 -----------
                 or as required by Canadian GAAP, revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

         (xxii)  Intercompany Transfers.  Transfer any material assets, material
                 ----------------------
                 liabilities or material business between VERSUS and any of its subsidiaries or affiliates or between any of its subsidiaries or affiliates, other than in the ordinary course of business consistent with past practice;

         (xxiii) Accounting Policies and Procedures.  Make any material change
                 ----------------------------------
                 to its accounting methods, principles, policies, procedures or practices, except as may be required by GAAP or Canadian GAAP, as applicable, or other accounting principles under applicable Laws;

         (xxiv)  Loans.  Make any loan or advance or purchase any whole loan or
                 -----
                 interest in an pool of loans other than margin loans, advances and other loans in the ordinary course of business consistent with lending policies as are in effect on the date hereof;

         (xxv)   Affiliate Credit.  Grant or commit to grant any extension of
                 ----------------
                 credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding capital stock of VERSUS, or any Affiliate of such person, if such credit would exceed seventy-five thousand Canadian dollars (Cdn$75,000);

         (xxvi)  Domain Name.  Change domain names or fail to renew existing
                 -----------
                 domain name registrations on a timely basis, other than in the ordinary course of business consistent with past practice; or

         (xxvii) Other.  Take or agree in writing or otherwise to take, any of
                 -----
                 the actions described in Sections 5.3(a)(i) through (xxvi) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     (c) In the event that VERSUS requires the consent of EGI pursuant to
         Section 5.3(b) above to do or cause or permit any of its subsidiaries to do any thing, then VERSUS shall provide EGI with prior written notice of the particular matter requiring EGI's prior written consent (the "Notice"), setting forth in reasonable detail a description of the particular matter. If VERSUS has not received from EGI, within ten (10) days (forty-eight (48) hours in the cases of Section 5.3(b)(x) and, with respect to the VERSUS Bonus Plan, Section 5.3(b)(xv)) following receipt of the Notice by EGI, EGI's disapproval of the action proposed by VERSUS, VERSUS may proceed to implement the matter described in the Notice, without any further consent or approval from EGI.

5.4  Covenants Regarding Non-Solicitation

     (a) VERSUS shall not, directly or indirectly, through any officer, director, employee, representative or agent of VERSUS or any of its subsidiaries ("Representatives"), (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) or take any other action designed to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) disclose any nonpublic information relating to VERSUS or any of its subsidiaries to, or afford access to the properties, books or records of VERSUS or any of its subsidiaries to any person that has advised VERSUS or any of its Representatives that it may be considering making, or that has made, an Acquisition Proposal, or whose efforts to formulate an Acquisition Proposal would be assisted thereby, (iv) withdraw or modify in a manner adverse to EGI the approval of the Board of Directors of VERSUS of the transactions contemplated hereby, (v) approve or recommend any Acquisition Proposal or (vi) cause VERSUS to enter into any agreement related to any Acquisition Proposal; provided, however,
                                                            --------  -------
         that, subject to Section 5.5 and Article VIII, but notwithstanding the preceding part of this Section 5.4(a) and any other provision of this Agreement, nothing shall prevent the Board of Directors of VERSUS from considering, negotiating, approving, recommending to the VERSUS shareholders or entering into an agreement in respect of an unsolicited bona fide written Acquisition Proposal that the Board of Directors of VERSUS determines in good faith, after consultation with and written advice from financial advisors and after receiving an opinion of outside counsel to the effect that it is necessary and appropriate that the Board of Directors of VERSUS take such action in order to discharge properly its fiduciary duties, (A) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of such proposal and the third party making such proposal) and (B) would, if consummated in accordance with its terms, result in a transaction (x) more favorable to VERSUS' shareholders than the transaction contemplated by this Agreement from a financial point of view and (y) having a value per VERSUS Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement (any such Acquisition Proposal being referred to herein as a "Superior Proposal"); provided further that VERSUS provides EGI
                                    -------- -------
         with a true and complete copy of the Superior Proposal received from the third party, provides (or has provided) EGI with all documents containing or referring to non-public information of VERSUS or any of its subsidiaries that are supplied to the third party and complies in all respects with Section 5.5 below. Nothing in this Section 5.4 shall prevent VERSUS' Board of Directors from complying with its obligations to distribute a circular with respect to an unsolicited take-over bid pursuant to Section 99 of the Securities Act and corresponding provisions of other applicable Canadian securities Laws.

     (b) VERSUS shall promptly notify EGI, at first orally and then in writing, of all current Acquisition Proposals, and of all future Acquisition Proposals, of which VERSUS' directors or senior officers are or become aware, or any amendments to the foregoing, or any request for non-public information relating to VERSUS or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of VERSUS or any of its subsidiaries by any Person that informs VERSUS or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and provide such details of the proposal, inquiry or contact as EGI may reasonably request including the identity of the Person making such proposal, inquiry or contact.

     (c) If VERSUS receives a request for material non-public information from a Person who proposes a bona fide Acquisition Proposal in respect of VERSUS (the existence and content of which have been disclosed to EGI), and the Board of Directors of VERSUS determines that such proposal would be likely to be a Superior Proposal pursuant to Section 5.4(a) having received the advice referred to therein, then, and only in such case, the Board of Directors of VERSUS may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Confidentiality Agreement, provide such Person with access to information regarding VERSUS; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal, and provided further that VERSUS sends a copy of any such confidentiality agreement to EGI immediately upon its execution and EGI is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

     (d) VERSUS shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 5.4, and it shall be responsible for any breach of this Section 5.4 by its financial advisors or other advisors or representatives.

     (e) The VERSUS Parties shall immediately cease and cause to be terminated all existing discussion or negotiations with any persons conducted heretofore with respect to an Acquisition Proposal.

5.5  Notice by VERSUS of Superior Proposal Determination

     VERSUS shall not accept, approve, recommend or enter into any agreement in respect of an Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.4(c)) on the basis that it would constitute a Superior Proposal unless (i) it has provided EGI with a copy of the Acquisition Proposal document which the Board of Directors of VERSUS has determined would be a Superior Proposal, and (ii) three (3) Business Days shall have elapsed from the later of the date EGI received notice of VERSUS' proposed determination to accept, approve, recommend or enter into an agreement in respect of such Acquisition Proposal, and the date EGI received a copy of the Acquisition Proposal.

     During such three (3) Business Day period, VERSUS acknowledges that EGI shall have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Board of Directors of VERSUS will review any offer by EGI to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether EGI's offer upon acceptance by VERSUS would result in the Acquisition Proposal not being a Superior Proposal. If the Board of Directors of VERSUS so determines, it will enter into an amended agreement with EGI reflecting EGI's amended proposal. If the Board of Directors of VERSUS continues to believe, in good faith and after consultation with and written advice from financial advisors and outside counsel, that the Acquisition Proposal is nonetheless a Superior Proposal and therefore rejects EGI's amended proposal, VERSUS will pay to EGI the Termination Fee payable to EGI under Section 8.3(b) as required thereunder.

     VERSUS also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this Section 5.5 to initiate an additional three (3) Business Day notice period.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.1  Fairness Hearing; Registration Statement

     (a) VERSUS shall prepare, and VERSUS shall send and file the Circular in accordance with Sections 2.7, 2.8 and 2.9.

     (b) As soon as practicable after the date of this Agreement, provided that EGI has obtained the Circular and all required information from VERSUS, EGI shall file with the SEC the Registration Statement, which shall include a prospectus substantially in the form of the Circular to the extent required in accordance with the rules applicable to the Registration Statement, in connection with the registration under the Securities Act of the EGI Common Shares to be distributed to holders of VERSUS Shares or Exchangeable Shares pursuant to the Arrangement and, as applicable, upon exchanges of the Exchangeable Shares. Each of EGI and VERSUS shall use its reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable (and in any event by the Effective Time). EGI shall use its reasonable efforts to cause the Registration Statement to remain effective until the earlier of the date which is five (5) years after the Effective Date or the date on which no Exchangeable Shares remain outstanding. EGI shall, to the extent necessary, cause the Registration Statement to be effected pursuant to a shelf registration providing for a delayed or continuous offering. EGI shall bear the fees and expenses incurred in connection with such registration, except for any fees and expenses of counsel to selling securityholders, if any, and taxes applicable to the sale of any shares covered thereby.

6.2  Meeting of Shareholders

     VERSUS shall consult with EGI regarding the date of the VERSUS Meeting and use all reasonable best efforts and shall not postpone or adjourn (other than for the absence of a quorum or in the circumstances described in Section 2.3(c)) the VERSUS Meeting without the consent of EGI. VERSUS shall use its reasonable best efforts to solicit from shareholders of VERSUS proxies in favor of the Arrangement and shall take all other action necessary or advisable to secure the vote or consent of securityholders required to effect the Arrangement; provided
                                                                       --------
that such solicitation efforts need not be made (although all efforts required to hold the VERSUS Meeting will continue to be required), if VERSUS' Board of Directors has withdrawn or modified its recommendation of the Arrangement in compliance with this Agreement.

6.3  Access to Information

     (a) At all times prior to the Effective Time, the VERSUS Parties shall afford EGI and its accountants, counsel and other representatives, reasonable access during normal business hours to (i) all of VERSUS' and its subsidiaries' properties, books, contracts, commitments and records, (ii) all Tax Returns and work papers and all other information relating to Taxes of VERSUS and its subsidiaries, and
          (iii) all other information concerning the business, properties and personnel of VERSUS and its subsidiaries as EGI may reasonably request. VERSUS agrees to provide to EGI and its accountants, counsel and other representatives copies of internal financial statements, budgets, operating plans and projections promptly upon request.

     (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of EGI and VERSUS shall confer on a regular and frequent basis with one or more representatives of the other party to report material operational matters and the general status of ongoing operations.

     (c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement.

6.4  Confidentiality

     The parties acknowledge that each of EGI and VERSUS have previously executed a non-disclosure agreement dated March 22, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except to the extent necessary to comply with the terms of this Agreement.

6.5  Public Disclosure

     Unless otherwise permitted by this Agreement, the EGI Parties and the VERSUS Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law or the requirements of the Canadian Stock Exchanges or by obligations pursuant to any listing agreement with any national securities exchange or with the NASD, in which case the party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure, provided that in any case VERSUS shall be
                                --------
permitted to make an announcement of the Effective EGI Price and of the Exchange Ratio once determined.

6.6  Consents; Cooperation

     Each of the EGI Parties and the VERSUS Parties will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement. In the event an injunction or other order shall have been issued which prevents, alters or delays the Arrangement or any other transaction contemplated hereby, each party agrees to use its reasonable best efforts to have such injunction or other order lifted. Without limiting the foregoing, each of the EGI Parties and the VERSUS Parties shall use its reasonable best efforts to obtain, the Appropriate Regulatory Approvals and all necessary consents, waivers and approvals under any of its material contracts in connection with the Arrangement for the assignment thereof or otherwise. As soon as practicable following the execution hereof, the EGI Parties and the VERSUS Parties shall file all necessary forms and take all necessary actions, and thereafter shall use its reasonable best efforts, to file any required notice or application and to obtain prior to the Effective Date approval of the change of control or ownership of VERSUS and its subsidiaries from all applicable Governmental Entities and all other notices, licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts, agreements, licenses or other instruments relating to the business as may be required in order to enable each of the EGI Parties and the VERSUS Parties, respectively, to perform its obligations hereunder and so as to permit the Arrangement to become effective at the earliest date reasonably practicable.

6.7  Reasonable Best Efforts and Further Assurances

     Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions under this Agreement to complete the transactions contemplated by this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.8  Securities and Blue Sky Laws

     EGI shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the EGI Common Shares in connection with the Arrangement. VERSUS shall use its best efforts to assist EGI as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of the EGI Common Shares in connection with the Arrangement.

6.9  Listing of Additional Shares

     Prior to the Effective Time, EGI shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the EGI Common Shares issuable pursuant to the Arrangement and upon exchange of the Exchangeable Shares from time to time. VERSUS and EGI agree to make application for listing of and to use their reasonable best efforts effect the listing of the Exchangeable Shares on the TSE.

6.10 Pooling Accounting

     The EGI Parties and the VERSUS Parties shall each use its best efforts to cause the business combination to be effected by the Arrangement to be accounted for as a pooling of interests under U.S. GAAP and applicable SEC rules and regulations. Each of EGI and VERSUS shall use its reasonable best efforts to cause its Affiliates not to take any action that would adversely affect the ability of EGI or ECC to account for the business combination to be effected by the Arrangement as a pooling of interests. At all times at and following the Effective Time, EGI may impose stop transfer instructions or elect to not permit the transfer of EGI Common Shares, or the issuance of a new certificate representing such shares, by Affiliates who have executed Affiliate Letters unless and until such a transfer can be made without adversely affecting the ability of EGI or ECC to account for the business combination to be effected by the Arrangement as a pooling of interests.

6.11 Affiliate Agreements.

     (a)  Schedule 6.11(a) sets forth those Persons who may be deemed Affiliates
          ----------------
          of VERSUS at the date hereof, and VERSUS agrees to update Schedule 6.11(a) for any changes in the Persons who may be deemed Affiliates of VERSUS after the date of this Agreement and promptly notify EGI of any such update. VERSUS shall provide EGI with such information and documents as EGI shall reasonably request for purposes of reviewing such list. VERSUS shall use its best efforts to deliver or cause to be delivered to EGI, concurrently with or as soon as practicable after the execution of this Agreement, from each of the Affiliates of VERSUS an executed VERSUS Affiliate Agreement, provided that VERSUS shall
                                                  --------
          deliver or cause to be delivered to EGI concurrently with this Agreement Affiliate Agreements from each of its officer and director Affiliates. Each Affiliate of VERSUS shall enter into a VERSUS Affiliate Agreement on or prior to the date thirty (30) days prior to the Effective Date, and any Person that becomes an Affiliate of VERSUS after such date shall enter into a VERSUS Affiliate Agreement as soon as possible thereafter. EGI shall be entitled to place appropriate legends on the certificates evidencing EGI Common Shares to be received by such Affiliates of VERSUS pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for EGI Common Shares, in each of the foregoing cases in accordance with the terms of such VERSUS Affiliate Agreement.

     (b)  Schedule 6.11(b) sets forth those Persons who may be deemed Affiliates
          ----------------
          of EGI at the date hereof, and EGI agrees to update Schedule 6.11(b) for any changes in the Persons who may be deemed Affiliates of EGI after the date of this Agreement. EGI shall provide VERSUS with such information and documents as VERSUS shall reasonably request for purposes of reviewing such list. EGI shall use its reasonable best efforts to deliver or cause to be delivered to VERSUS, concurrently with or as soon as practicable after the execution of this Agreement, from each of the Affiliates of EGI an executed EGI Affiliate Agreement.

6.12 Tax Treatment

     The parties shall use their reasonable best efforts to cause the transfer of VERSUS Shares under the Arrangement to ECC for Exchangeable Shares by a holder who holds such VERSUS Shares as capital property to occur on a tax-deferred basis under the ITA (disregarding any cash received in lieu of a fractional Exchangeable Share) provided that an appropriate election is filed under subsection 85(1) or subsection 85(2) of the ITA within prescribed time provided, however, that ECC shall not be required to execute any such election form provided to it more than 90 days after the Effective Date.

6.13 VERSUS Options

     (a) At the Effective Time, the VERSUS Stock Option Plans and each outstanding VERSUS Option will be assumed by EGI. VERSUS represents and warrants to EGI that Schedule 6.13 hereto sets forth a true and
                                   -------------
          complete list as of the date hereof of all holders of outstanding options under the VERSUS Stock Option Plans, including the number of shares of VERSUS capital stock subject to each such option, the exercise price per share and the term of each such option. On the Effective Date, VERSUS shall deliver to EGI an updated Schedule 6.13
                                                                 -------------
          hereto current as of such date. Each such option so assumed by EGI under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the VERSUS Stock Option Plans and the applicable stock option agreements, immediately prior to the Effective Time, except that (i) such option will be exercisable for that number of whole EGI Common Shares equal to the product of the number of VERSUS Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole number of EGI Common Shares, and (ii) the per share exercise price for the EGI Common Shares issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per VERSUS Share at which such option was exercisable immediately prior to the Effective Time (adjusted for the U.S. Dollar/Canadian Dollar exchange rate effective as of the close of business on the Effective
          Date) by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable and in any event within thirty
          (30) Business Days after the Effective Time, EGI will issue, to each person who immediately prior to the Effective Time was a holder of an outstanding option under the VERSUS Stock Option Plans a document evidencing the foregoing assumption of such option by EGI. VERSUS agrees to provide to EGI, prior to the Effective Date, true and complete copies of all agreements and instruments relating to or issued under the VERSUS Stock Option Plans and further agrees to assist and cooperate with EGI in finalizing the assumption of options pursuant to this Section.

     (b) All outstanding rights of VERSUS which it may hold immediately prior to the Effective Time to repurchase unvested VERSUS Shares (the "Repurchase Options") shall be assigned to EGI in the Arrangement and shall thereafter be exercisable by EGI upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to the Repurchase Options and the purchase price per share shall be adjusted to reflect the Exchange Ratio and the U.S. Dollar/Canadian Dollar exchange rate effective as of the close of business on the Effective Date.

     (c) Holders of VERSUS Options will either: (i) have their VERSUS Options assumed by EGI in connection with EGI's assumption of all duties and obligations of VERSUS under the terms of the VERSUS Stock Option Plans, or (ii) exercise their options prior to the Effective Date and deliver their VERSUS Shares to ECC in connection with this Agreement.

6.14 Form S-8

     EGI agrees to file as soon as practicable after the Effective Time (and in any event no later than thirty (30) Business Days after the Effective Time, provided that EGI has received an accurate, audited and certified spreadsheet containing all information necessary to effect the filing at least five (5) Business Days prior to such deadline), a registration statement on Form S-8 covering the EGI Common Shares issuable pursuant to outstanding options under the VERSUS Stock Option Plans assumed by EGI. VERSUS shall cooperate with and assist EGI in the preparation of such registration statement.

6.15 Employees

     Concurrently with the execution of this Agreement, each of the individuals set forth on Schedule 6.15 shall have delivered to EGI an executed Management
             -------------
Continuity Agreement, including a non-competition agreement, in the form of Exhibit H attached hereto.
---------

6.16 Director and Officer Indemnification

     (a)  EGI agrees not to cause or allow ECC, VERSUS (after the Effective
          Time) or its subsidiaries (after the Effective Time) or any successor entity of ECC, VERSUS or its subsidiaries to modify any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of current and former officers and directors of VERSUS as provided in its articles or by-laws and any indemnification agreements of VERSUS as of the date of this Agreement. Except as disclosed in Section 6.16(a) of the VERSUS Disclosure Schedule, to the knowledge of VERSUS or any of its subsidiaries or any of their respective officers and directors so indemnified, there are no current circumstances or circumstances reasonably likely to occur in respect of which indemnification would be sought pursuant to this Section 6.16.

     (b) For six (6) years after the Effective Time, EGI will or will cause ECC or any successor of ECC to provide or procure an officers' and directors' liability insurance "runoff" policy in respect of acts or omissions occurring at or prior to the Effective Time covering each such person currently covered by VERSUS' and its subsidiaries' officers' and directors' liability insurance policy on terms reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, EGI shall not be obligated to pay or cause ECC (or any successor of ECC) to pay premiums in excess of 200% of the amount per annum VERSUS paid for the current year, which amount has been disclosed in writing to EGI, and if EGI or ECC (or any successor of ECC) is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount; provided further that the officers and directors so covered may be required to make application and provide customary representations and warranties to EGI's, ECC's or ECC's successor's insurance carrier for the purpose of obtaining such insurance. EGI or ECC (or any successor of ECC), as applicable, will provide suitable evidence of such coverage on request by any such covered officer or director at the Effective Time or at any time thereafter.

     (c) If EGI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then in such case proper provision shall be made so that the successors and assigns of EGI shall assume the obligations set forth in this Section 6.16.

     (d) Any officer or director indemnified under Section 6.16(a), upon learning of any claim, action, suit, proceeding or investigation described in Section 6.16(a), shall promptly notify EGI thereof; provided that the failure so to notify shall not relieve the obligations of ECC, VERSUS or its subsidiaries or any successor entity of ECC, VERSUS or its subsidiaries under Section 6.16(a) to the extent it is not prejudiced as a proximate result of such failure.

6.17 Comfort Letters

     (a) EGI shall use its reasonable best efforts to cause to be delivered to VERSUS a procedures letter of EGI's independent auditors, dated a date within two (2) Business Days before the date on which the Registration Statement shall become effective and addressed to EGI and VERSUS, in form reasonably satisfactory to VERSUS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (b) VERSUS shall use its reasonable best efforts to cause to be delivered to EGI a procedures letter of VERSUS' independent auditors, dated a date within two (2) Business Days before the date on which the Registration Statement shall become effective and addressed to EGI and VERSUS, in form reasonably satisfactory to EGI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

6.18 Stockholder Litigation

     Unless and until VERSUS has withdrawn its recommendation of the Arrangement in compliance with Section 5.4, VERSUS shall give EGI the opportunity to participate at its own expense in the defense of any stockholder litigation against the VERSUS and/or its directors relating to the transactions contemplated by this Agreement and the Option Agreement.

6.19 Additional Information

     (a) Within thirty (30) days after the date of this Agreement, VERSUS agrees to provide a true, complete and accurate list (and, as indicated in Section 3.1(p)(vi), description) of the information set forth in Section 3.1(p)(vi) with respect to consultants or independent contractors, sales or other agents or representatives of VERSUS or any of its subsidiaries as if such consultants or independent contractors, sales or other agents or representatives were Employees for purposes of Section 3.1(p)(vi), which list shall become Schedule 6.19(a).
                                                          ----------------

     (b) Within thirty (30) days after the date of this Agreement, VERSUS agrees to provide a true, complete and accurate list of all material Governmental Permits held by VERSUS or any of its subsidiaries, which list shall become Schedule 6.19(b).
                            ----------------

     (c) Within thirty (30) days after the date of this Agreement, VERSUS agrees to provide a true, complete and accurate list of all unregistered trademarks, trade names and service marks and all unregistered copyrights included in the Intellectual Property owned by, assigned to or developed for VERSUS or any of its subsidiaries, which list shall become Schedule 3.19(c).
                                  ----------------

                                  ARTICLE VII

                                  CONDITIONS

7.1  Mutual Conditions Precedent

     The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of EGI on behalf of the EGI Parties and VERSUS on behalf of the VERSUS Parties:

     (a) the Arrangement shall have been approved at the VERSUS Meeting by not less than two-thirds of the votes cast by the holders of VERSUS Shares, VERSUS Options and Compensation Options who are represented at the VERSUS Meeting, voting together as a single class;

     (b) the Arrangement shall have been approved at the VERSUS Meeting in accordance with any conditions in addition to those set out in Section 7.1(a) which may be imposed by the Interim Order and which are satisfactory to each of VERSUS and EGI, acting reasonably;

     (c) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of VERSUS and EGI, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

     (d) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the terms, conditions or effectiveness of the Appropriate Regulatory Approvals which have been obtained; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which prevents or prohibits the consummation of the transactions contemplated by this Agreement; in the event an injunction or other order shall have been issued, each party agrees to use its commercially reasonable efforts to have such injunction or other order lifted;

     (e)  this Agreement shall not have been terminated pursuant to Article
          VIII;

     (f) the Exchangeable Shares issuable pursuant to the Arrangement shall have been listed on the TSE;

     (g) the filing with Nasdaq of a Notification Form for Listing of Additional Shares with respect to the EGI Common Shares issuable pursuant to the Arrangement, upon exchange of the Exchangeable Shares and upon exercise of the options under the VERSUS Stock Option Plans assumed by EGI, shall have been made; and

7.2  Additional Conditions Precedent to the Obligations of the EGI Parties

     The obligations of the EGI Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the EGI Parties' exclusive benefit and may be waived by EGI on behalf of the EGI Parties and any one or more of which, if not satisfied or waived, will relieve the EGI Parties of any obligation under this Agreement):

     (a) all covenants of the VERSUS Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the VERSUS Parties in all material respects;

     (b) the representations and warranties of the VERSUS Parties shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, shall be true and correct in all respects) when made on and as of the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties expressly made as of an earlier date which shall have been true and correct as of such earlier date);

     (c) the EGI Parties shall have received a certificate of each of the VERSUS Parties addressed to the EGI Parties and dated the Effective Date, signed on behalf of each of the VERSUS Parties by two senior executive officers of the relevant VERSUS Party, certifying that the conditions set forth in Sections 7.2(a) and (b) have been fulfilled as at the Effective Date;

     (d) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to VERSUS;

     (e) the Boards of Directors of VERSUS, VBSI, VBSUSI and Fairvest shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by VERSUS and its subsidiaries to permit the consummation of the Arrangement;

     (f) the Board of Directors of VERSUS shall have made and, unless the requisite approval of the Arrangement Resolution by VERSUS securityholders shall have been obtained at the VERSUS Meeting and remains effective at the Effective Time, shall not have modified or amended, in any material respect, prior to the VERSUS Meeting, an affirmative recommendation that the holders of the VERSUS Shares approve the Arrangement;

     (g) the Appropriate Regulatory Approvals shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings;

     (h) holders of no more than 5% of the issued and outstanding VERSUS Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) in respect of the Arrangement;

     (i) EGI shall have received from each Affiliate of VERSUS an executed VERSUS Affiliate Agreement;

     (j)  Each of the employees of VERSUS or its subsidiaries set forth on
          Schedule 6.15 shall have entered into a Management Continuity
          -------------
          Agreement substantially in the form attached hereto as Exhibit H, and
                                                                 ---------
          each such agreement shall be in full force and effect in the form executed;

     (k)  EGI shall have received letters, each dated the Effective Date, from
          (i) Deloitte & Touche, L.L.P., EGI's independent auditors, to the effect that the Arrangement qualifies for pooling of interests accounting treatment if consummated in accordance with this Agreement and (ii) from Deloitte & Touche, L.L.P., VERSUS' independent auditors, to the effect that no conditions exist that would preclude VERSUS' ability to be a party to a business combination to be accounted for as a pooling of interests;

     (l)  the board of directors of VERSUS shall have waived the application of
          Section 3.1 of the VERSUS Rights Plan to the transactions provided for in the Arrangement and extended the Separation Time (as defined in the VERSUS Rights Plan) to a date at least ten (10) Business Days subsequent to the date of the VERSUS Meeting and the holders of VERSUS Shares shall have consented to such waiver at the VERSUS Meeting, all in accordance with the provisions of Section 5.1(2) of the VERSUS Rights Plan;

     (m) the IPO Escrow shall have been released or all necessary consents and approvals in connection with the IPO Escrow to effect the Arrangement and the other transactions contemplated hereby shall have been obtained;

     (n) VERSUS shall have offered to enter into with each of the employees listed in Schedule 7.2(n) a change of control agreement in the form
                    ---------------
          attached to Schedule 7.2(n); and
                      ---------------

     (o) VBSI shall have been continued as a corporation to which the CBCA applies in accordance with Section 181 of the Business Corporations Act (Ontario) and Section 187 of the CBCA.

     The EGI Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for a non-compliance by the EGI Parties, or their Affiliates (for the purpose of Rule 145 under the 1933 Act) in the case of
Section 7.2(i), with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the EGI Parties, or their Affiliates (for the purpose of Rule 145 under the 1933 Act) in the case of Section 7.2(i), in complying with its obligations hereunder.

7.3  Additional Conditions Precedent to the Obligations of the VERSUS Parties

     The obligations of the VERSUS Parties to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of the VERSUS Parties and may be waived by the VERSUS Parties and any one or more of which, if not satisfied or waived, will relieve the VERSUS Parties of any obligation under this Agreement):

     (a) all covenants of the EGI Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the EGI Parties in all material respects;

     (b) all representations and warranties of the EGI Parties under this Agreement shall be true and correct in all material respects (except that those representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, shall be true and correct in all respects) when made on and as of the Effective Time as though such representations and warranties were made on and as of such time (other than representations and warranties expressly made as of an earlier date which shall have been true and correct as of such earlier date);

     (c) VERSUS shall have received a certificate of each of the EGI Parties addressed to the VERSUS Parties and dated the Effective Date, signed on behalf of each of the EGI Parties by two senior executive officers of the relevant EGI Party, certifying that the conditions set forth in Sections 7.3(a) and (b) have been fulfilled as at the Effective Date; and

     (d) the Appropriate Regulatory Approvals (other than with respect to the Option Agreement) shall have been obtained in accordance with Article IV and shall be in full force and effect and shall not be the subject of any stop-order or proceedings seeking a stop-order or any revocation proceedings.

     The VERSUS Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by the VERSUS Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the VERSUS Parties in complying with their obligations hereunder.

7.4  Satisfaction of Conditions

     The conditions precedent set out in Sections 7.1, 7.2 and 7.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of EGI and VERSUS, a certificate of arrangement in respect of the Arrangement is issued by the Director.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

8.1  Termination

     At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the transactions contemplated hereby by the shareholders of VERSUS, this Agreement may be terminated:

     (a)  by mutual consent of EGI and VERSUS;

     (b) by either EGI or VERSUS, if, the Effective Date shall not have occurred on or before October 31, 2000 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Arrangement to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

     (c) by EGI, if (i) any of the VERSUS Parties shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured within fifteen
          (15) Business Days of receipt by VERSUS of written notice of such breach (provided that the right to terminate this Agreement by EGI shall not be available to EGI if EGI is at that time in material breach of this Agreement), (ii) the Board of Directors of VERSUS shall have withdrawn or modified its recommendation of this Agreement or the Arrangement or any transaction contemplated hereby in a manner adverse to EGI or shall have resolved to do any of the foregoing, (iii) VERSUS shall have failed to comply with the Option Agreement or with Section
          5.4 or Sections 2.1(b) and 6.2 of this Agreement, or (iv) the Board of Directors of VERSUS shall have recommended, endorsed, accepted or agreed to an Acquisition Proposal or shall have resolved to do so;

     (d) by VERSUS, if EGI shall breach any of its representations, warranties or obligations hereunder to an extent that would cause the condition set forth in Section 7.3(a) or (b) not to be satisfied and such breach shall not have been cured within fifteen (15) Business Days following receipt by EGI of written notice of such breach (provided that the right to terminate this Agreement by VERSUS shall not be available to VERSUS where VERSUS is at that time in material breach of this Agreement);

     (e) by EGI, if a Trigger Event or Acquisition Proposal shall have occurred and the Board of Directors of VERSUS, in connection therewith, does not within five (5) Business Days of such occurrence (i) reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby and (ii) reject (to the extent that such Acquisition Proposal or Trigger Event can be rejected) such Acquisition Proposal or Trigger Event;

     (f) by either EGI or VERSUS, if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and nonappealable or (ii) if any required approval of the securityholders of VERSUS shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders of VERSUS or at any adjournment thereof;

     (g)  by EGI, if the Effective EGI Price is greater than or equal to $28.00;
          or

     (h)  by VERSUS, if the Effective EGI Price is less than or equal to $10.00.

8.2  Effect of Termination

     In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the EGI Parties or the VERSUS Parties or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that (a) the provisions of Section 6.4 (Confidentiality), Section 8.3 (Expenses and Termination Fees) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful breach in connection with this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing and for greater certainty, in the event VERSUS pays to EGI the Termination Fee, the EGI Parties shall have no other remedy, other than the Option Agreement, for any breach of any representation, warranty, covenant or other provision of this Agreement on the part of any of the VERSUS Parties or on the part of anyone for whom the VERSUS Parties are responsible. The parties agree that the Termination Fee shall be treated as liquidated damages. The parties acknowledge that EGI's actual damages in any of the events described in
Section 8.3(b) would be extremely difficult or impracticable to determine. Therefore, by placing their signatures below, the parties acknowledge that the Termination Fee, together with the Option Agreement, have been agreed on, after negotiation as the parties' reasonable estimate of EGI's damages and as EGI's exclusive remedy against the VERSUS Parties in any of the events described in
Section 8.3(b) as resulting in payment of the Termination Fee. In the event any of the VERSUS Parties or any other Person shall successfully challenge the applicability or efficacy of this provision or if this provision shall be held to be void or unenforceable for any reason, EGI shall be entitled to any and all other damages and remedies otherwise provided at law or in equity.

8.3  Expenses and Termination Fees.

     (a) Subject to subsections (b) and (c) of this Section 8.3, whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, except that expenses incurred in connection with printing the Circular, registration and filing fees incurred in connection with the Circular and the listing of additional shares pursuant to Section 6.9 shall be shared equally by VERSUS and EGI.

     (b)  In the event that (i) EGI shall terminate this Agreement pursuant to
          Section 8.1(e), (ii) EGI shall terminate this Agreement pursuant to
          Section 8.1(c)(ii), (iii) or (iv), or (iii) either EGI or VERSUS shall terminate this Agreement pursuant to Section 8.1(b), or Section 8.1(f)(ii) following a failure of the securityholders of VERSUS to approve the Arrangement Resolution, and (in either case), prior to the time of the VERSUS Meeting, there shall have been a Trigger Event or an Acquisition Proposal with respect to VERSUS, then in the case of each of (i) through (iii) VERSUS shall, in addition to any other remedies EGI may have (subject to Section 8.2), promptly pay to EGI cash in an amount equal to Five Million Two Hundred Seventeen Thousand dollars ($5,217,000) (the "Termination Fee") (which Termination Fee includes a reasonable estimate of the out-of-pocket costs and expenses incurred by EGI in connection with this Agreement and the transactions contemplated hereby).

     (c) In the event that (i) EGI or VERSUS shall terminate this Agreement pursuant to Section 8.1(b) under circumstances not described in
          Section 8.3(b), (ii) EGI shall terminate this Agreement pursuant to
          Section 8.1(c)(i) or (iii) EGI shall terminate this Agreement pursuant to Section 8.1(f)(ii) under circumstances not described in Section 8.3(b), VERSUS shall promptly reimburse EGI for all of the out-of-pocket costs and expenses incurred by EGI in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) (the "Expenses") (provided that, in the case of clauses (i) or (iii) of this paragraph or in the case of clause (ii) of this paragraph with respect to breaches of representations and warranties) or twelve months (in the case of clause (ii) of this paragraph with respect to breaches of obligations or covenants) of the later of (x) such termination of this Agreement and (y) the payment of the Expenses, VERSUS shall also promptly pay to EGI the Termination Fee less the amount of the Expenses previously reimbursed; provided that VERSUS shall not be obligated to pay the Termination Fee less the amount of the Expenses previously reimbursed with respect to clause (i) of this paragraph if on or prior to October 31, 2000, the securityholders of VERSUS shall approve the Arrangement Resolution, on or after October 31, 2000 EGI shall terminate this Agreement pursuant to Section 8.1(b) under circumstances not described in Section 8.3(b) and such securityholder approval shall not have been withdrawn prior to such termination.

8.4  Amendment

     The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Arrangement Resolution by the shareholders of VERSUS shall not
(i) alter or change the amount or kind of consideration to be received on change of the VERSUS Shares, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of VERSUS Shares or any of the EGI Parties.

8.5  Extension; Waiver

     At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by VERSUS, on behalf of any of the VERSUS Parties as applicable, or EGI, on behalf of any of the EGI Parties as applicable.

                                  ARTICLE IX

                                    GENERAL

9.1  Notices

     All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be deemed given if delivered personally or by commercial delivery service, mailed by registered or certified mail (return receipt requested), sent by reputable overnight courier or sent via facsimile (with confirmation of receipt), in each case addressed to the particular party at:

     (a)  If to a VERSUS Party, at:

          VERSUS Technologies Inc.
          Suite 3810
          181 Bay Street
          Toronto, Ontario M5J 2T3

          Attention: Chairman, with an extra copy addressed to the President

          Facsimile No.: (416) 941-8931

          with a copy to:

          Stikeman Elliott
          5300 Commerce Court West
          199 Bay Street
          Toronto, Canada M5L 1B9

          Attention:  Robert Nicholls
          Facsimile No.: (416) 947-0866

     (b)  If to an EGI Party:

          E*TRADE Group, Inc.
          4500 Bohannon Drive
          Menlo Park, CA 94204

          Attention: General Counsel
          Facsimile No.: (650) 586-4280

          with a copy to:

          Brobeck, Phleger & Harrison LLP
          Two Embarcadero Place
          2200 Geng Road
          Palo Alto, CA  94303
          Attention:  Curtis L. Mo, Esq.
          Facsimile No.: (650) 496-2885
          Telephone No.: (650) 424-0160

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or facsimile (with confirmation) thereof.

9.2  Entire Agreement; Nonassignability; Parties in Interest

     This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the VERSUS Disclosure Schedule and the EGI Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Effective Time, in accordance with its terms; (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically set forth in Article II and Sections 6.15 and 6.16; and
(c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

9.3  Severability

     In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

9.4  Remedies Cumulative

     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.5  Binding Effect

     This Agreement and the Arrangement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.6  Governing Laws

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.

9.7  Counterparts

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF the parties hereto have caused this Merger Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                                        E*TRADE GROUP, INC.


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        3045175 NOVA SCOTIA COMPANY


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        EGI CANADA CORPORATION


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        VERSUS TECHNOLOGIES INC.


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        VERSUS BROKERAGE SERVICES INC.


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        VERSUS BROKERAGE SERVICES (U.S.) INC.


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                        FAIRVEST SECURITIES CORPORATION


                                        By:  ___________________________________
                                             Name:
                                             Title:

                                  SCHEDULE I

                       APPROPRIATE REGULATORY APPROVALS

Canada

     .    consent of the Governor in Council pursuant to the Bank Act (Canada)

     . approval of the Canadian Securities Regulators regarding the indirect acquisition of securities of VBSI

     . approval of the Canadian stock exchanges regarding the indirect acquisition of securities of VBSI

     . exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure

     . approval of the Investment Dealers Association of Canada regarding the indirect acquisition of securities of VBSI and the grant of the Option Agreement

     .    approval of the TSE pursuant to Section 19.09 of the TSE By-Laws

     . approval of the TSE of the grant of the Option Agreement and the issuance of the VERSUS Option Shares (as defined in the Option Agreement)

     . approval of the relevant Canadian stock exchange(s) regarding the listing of the Exchangeable Shares

United States and Other

     . expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976

     . approval of the Securities and Exchange Commission regarding the indirect acquisition of securities of VBSUSI

     .    effectiveness of the Registration Statement regarding the EGI Common
          Shares

     .    approval of Nasdaq regarding the listing of EGI Common Shares

     . approval of the SEC and NASD regarding the indirect acquisition of securities of VBSUSI

     Such other authorizations, orders or consents of or, registration, declaration or filing with, any Governmental Entities as required by or with respect to the EGI Parties or the VERSUS Parties in connection with the execution and delivery by the EGI Parties and the VERSUS Parties of this Agreement or the Arrangement or any other documents and agreements to be delivered under this Agreement, or consummation by the EGI Parties and the VERSUS Parties of the transactions contemplated by this Agreement or the Arrangement.

                                SCHEDULE 3.2(b)

                            EGI STOCK OPTION PLANS


E*TRADE Group, Inc. 1998 Special Nonstatutory Stock Option Plan E*TRADE Group, Inc. 1996 Stock Incentive Plan
Card Capture Services, Inc. 1996 Incentive Stock Option Plan
Card Capture Services, Inc. 1997 Incentive Stock Option Plan
Card Capture Services, Inc. 1998 Stock Incentive Compensation Plan Telebanc Financial Corporation Stock Option Plan
Telebanc Financial Corporation 1997 Stock Option Plan
Telebanc Financial Corporation 1998 Stock Incentive Plan
E*TRADE UK (Holdings) Limited 1999 Executive Share Option Scheme ShareData, Inc. Amended and Restated 1984 Stock Option Plan ShareData, Inc. Officer and Director Stock Option Plan
Confluent, Inc. 1997 Equity Incentive Plan

                               SCHEDULE 6.11(b)

                                EGI AFFILIATES


Balint, Judy
Bevilaqua, Tom
Braddock, Richard
Caplan, Mitchell
Chernin, Peter
Cotsakos, Christos M.
Di Chiro, Patrick
Dotson, Connie M.
Errett, Amy
Ford, William E.
Gramalgia, Jerry
Hayter, George
Kramer, Pamela
Levine, Joshua
Lilien, R. Jarrett
Porter, William
Purkis, Leonard C.
Randall, Lewis
Richards, Stephen
Sievert, Michael
Son, Masayoshi
Theophilos, Theodore
Thomson, Charles W.
Thurow, Lester
VanBaelen, Brigitte

                                 SCHEDULE 6.15

                       MANAGEMENT CONTINUITY AGREEMENTS


Doug Steiner
Colleen Moorehead
Marc Gunter
Don Findley
Dianna Jurjevic

                            EGI DISCLOSURE SCHEDULE

The following are exceptions to the representations and warranties set forth in the Merger Agreement, dated June __, 2000 (the "Merger Agreement"), and should be considered an integral part of the Merger Agreement. Any terms defined in the Merger Agreement shall have the same meaning when used in this Schedule as when used in the Merger Agreement, unless the context indicates otherwise. The section numbers of this Schedule correspond to the first, or principal, section of the Merger Agreement to which the disclosures relate; however, all information disclosed herein shall be deemed disclosed under and incorporated into any other section of the Agreement where it is reasonably apparent on the face of such disclosure that it would be applicable. Nothing in this Schedule of Exceptions constitutes an admission of any liability or obligation of EGI to any third party, nor an admission against EGI's interest.

General: EGI understands VERSUS is of the view that the board of directors of VERSUS would be required, in order to meet its fiduciary duty to securityholders of VERSUS under Canadian law, to cause VERSUS to not consummate the Arrangement in the event that (i) EGI or an executive officer of EGI (acting in its capacity as such) commits an intentional felonious crime of moral turpitude (a "Specified Felony") prior to the Effective Time or (ii) EGI is unable, as a result of regulatory or operational shutdown, to operate its primary brokerage business for a continuous and uninterrupted period of three (3) weeks (a "Sustained EGI Shutdown") during the Pre-Effective Date Period. EGI hereby advises VERSUS that it is unaware of any such Specified Felony by EGI or an executive officer of EGI, and confirms that in the event that (x) a Governmental Entity of competent jurisdiction with prosecutorial powers institutes a formal criminal proceeding against EGI or an executive officer of EGI for the purpose of prosecuting EGI or such EGI executive officer for a Specified Felony, and such proceeding is not withdrawn or dismissed prior to the time at which all other conditions under this Agreement to complete the transactions contemplated by this Agreement are satisfied or waived or (ii) a Sustained EGI Shutdown has occurred and is continuing to occur at the time at which all other conditions under this Agreement to complete the transactions contemplated by this Agreement are satisfied or waived, such criminal proceeding or Sustained EGI Shutdown would render it impossible to satisfy the conditions set forth in Section 7.3(b) and (c) of the Merger Agreement to complete the transactions contemplated by this Agreement, thereby permitting VERSUS' board of directors to modify or withdraw its recommendation of the Arrangement or terminate this Agreement without incurring the Termination Fee pursuant to Section 8.1(c)(ii) and 8.3(b)(ii) of the Merger Agreement.

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

EXHIBITS

A    Plan of Arrangement
B    Voting and Exchange Agreement
C    Support Agreement
D    Shareholders Agreement
E    Option Agreement
F    Versus Affiliate Agreement
G    EGI Affiliate Agreement
H    Management Continuity Agreement